Exhibit 10.1

CREDIT AGREEMENT AND GUARANTY

dated as of

November 8, 2023

between

APYX MEDICAL CORPORATION

as the Borrower,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,

as the Subsidiary Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as the Lenders,

and

PERCEPTIVE CREDIT HOLDINGS IV, LP,

as the Initial Lender and Administrative Agent

U.S. $45,000,000

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES AND EXHIBITS

Schedule 1	-	Commitments
Schedule 2	-	Products
Schedule 7.05(b)	-	Certain Intellectual Property
Schedule 7.06(a)	-	Certain Litigation
Schedule 7.06(c)	-	Labor Matters
Schedule 7.08	-	Taxes
Schedule 7.12(a)	-	Information Regarding Subsidiaries
Schedule 7.12(b)	-	Equity Interests
Schedule 7.13	-	Continuing Secured Indebtedness
Schedule 7.14	-	Material Agreements of Obligors
Schedule 7.15	-	Restrictive Agreements
Schedule 7.16	-	Real Property Owned or Leased by any Obligor
Schedule 7.17	-	Pension Matters
Schedule 7.19(c)	-	Material Regulatory Approvals
Schedule 7.19(f)	-	Adverse Findings
Schedule 7.20	-	Transactions with Affiliates
Schedule 7.23	-	Deposit and Disbursement Accounts
Schedule 7.24	-	Royalties etc.
Schedule 8.18	-	Post-Closing Covenants
Schedule 9.05	-	Existing Investments
Schedule 9.13(a)	-	Inbound Licenses
Schedule 9.14	-	Permitted Sales and Leasebacks

Exhibit A	-	Form of Guarantee Assumption Agreement
Exhibit B	-	Form of Borrowing Notice
Exhibit C	-	Form of Note
Exhibit D-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E	-	Form of Compliance Certificate

-v-

(continued)

Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	Form of Information and Collateral Certificate
Exhibit H	-	Form of Security Agreement
Exhibit I	-	Form of Warrant Certificate
Exhibit J	-	Form of Closing Date Certificate
Exhibit K	-	Form of Solvency Certificate
Exhibit L	-	Form of Intercompany Subordination Agreement

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CREDIT AGREEMENT AND GUARANTY

Credit Agreement and Guaranty, dated as of November 8, 2023 (this “Agreement”), among Apyx Medical Corporation, a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time parties hereto, Perceptive Credit Holdings IV, LP, a Delaware limited partnership (the “Initial Lender”), and each other lender that may from time to time become a party hereto (each, including the Initial Lender, together with their permitted successors and assigns, a “Lender” and collectively, the “Lenders”), and Perceptive Credit Holdings IV, LP, a Delaware limited partnership, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lender provide a senior, secured, delayed-draw term loan facility to Borrower in an aggregate principal amount of $45,000,000 with (i) $37,500,000 in aggregate principal amount of Loans to be available on the Closing Date (the “Initial Loan”), and (ii) up to an additional $7,500,000 in aggregate principal amount of Loans to be available after the Closing Date and on or prior to December 31, 2024 (the “Delayed Draw Loan”), in each case, subject to the terms and conditions set forth herein, including the applicable conditions precedent set forth in Section 6; and

WHEREAS, the Lender is willing, on the terms and subject to the conditions set forth herein, to make the Loans to the Borrower.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.01 Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“Account Control Agreement” means a control agreement or other similar agreement with respect to one or more Controlled Accounts, entered into by the applicable depositary bank, one of more Obligors and the Administrative Agent, in form and substance satisfactory to the Administrative Agent, in order to give the Administrative Agent “control” (within the meaning set forth in Section 9-104 of the UCC) of such account(s).

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, consolidation, merger, purchase of Equity Interests or other assets, or similar transaction having the same effect as any of the foregoing, (i) acquires any business or all or substantially all of the assets of any Person, (ii) acquires all or substantially all of a business line or unit or division of any other Person, (iii) with respect to any other Person that is managed or governed by a Board, acquires control of Equity Interests of such other Person representing more than fifty percent (50%) of the ordinary voting power (determined on a fully-diluted basis) for the election of directors of such Person’s Board, or (iv) acquires control of more than fifty percent (50%) of the Equity Interests in any Person (determined on a fully-diluted basis) engaged in any business that is not managed by a Board.

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“Administrative Agent” has the meaning set forth in the preamble hereto.

“Advanced Energy Net Revenue” means, for any period, (a) the total gross revenues of the Borrower and its Subsidiaries generated solely through the commercial sale of Advanced Energy Products by the Borrower and its Subsidiaries to third parties in the ordinary course of business during such period, less (b)(i) trade, quantity and cash discounts allowed in respect of such Products, (ii) discounts, refunds, rebates, charge backs, retroactive price adjustments and any other allowances which effectively reduce the net selling price of such Products, (iii) product returns and allowances with respect to such Products, (iv) allowances for shipping or other distribution expenses with respect to such Products, (iv) set-offs and counterclaims with respect to such Products, and (v) without duplication, all other similar and customary deductions used by the Borrower in determining net revenues, all, in respect of clauses (a) and (b), as determined in accordance with GAAP (as applicable) and in the ordinary course of business.

“Advanced Energy Products” means (a) Renuvion® generators and disposable handpieces and related accessories, (b) J-Plasma® generators and disposable handpieces and related accessories, (c) Lipocube® products, together with, in the case of each of clauses (a) and (b), any ancillary products, including, but not limited to, liposuction system components and accessories, and future iterations of the foregoing using the Borrower’s helium plasma technology.

“Adverse Regulatory Event” means the occurrence of any of the following events or circumstances:

(a) the failure of the Borrower or any of its Subsidiaries to hold, directly or through licensees or agents, in full force and effect, all Regulatory Approvals necessary or required for the Borrower or any Subsidiary to conduct its Product Development and Commercialization Activities as currently conducted and as currently anticipated to be conducted;

(b) the failure of the Borrower or any of its Subsidiaries to make or file with the FDA or any other applicable Regulatory Authority having regulatory oversight with respect to the Product Development and Commercialization Activities of the Borrower and its Subsidiaries, in compliance with such applicable Law, any required report, registration, listing, application, or similar document, instrument or notice;

(c) in connection with any clinical, preclinical, safety or other studies or tests being conducted by (or on behalf of) the Borrower or any of its Subsidiaries for purposes of obtaining any Regulatory Approval for any Product or any Product Development and Commercialization Activities, (i) the failure of any clinical, pre-clinical, safety or other required trial, study or test to be conducted in material compliance with any applicable Law or Regulatory Approval; (ii) the failure of any related clinical trial site to be monitored by the Borrower or any of its Subsidiaries in material compliance with all applicable Laws and Regulatory Approvals; or (iii) the receipt by the Borrower or any of its Subsidiaries of written notice from the FDA or any other Regulatory Authority or IRB having regulatory oversight of the Borrower or any of its Subsidiaries, which notice requires the termination or suspension of any such clinical, preclinical, safety or other study or test;

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(d) the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any agent, supplier, licensor or licensee of the Borrower or any of its Subsidiaries, receives from the FDA or any other Regulatory Authority having regulatory oversight of the Borrower or any of its Subsidiaries any written notice with respect to any Product or any Product Development and Commercialization Activities asserting (i) that such Person lacks a required Regulatory Approval with respect to such Product or Product Development and Commercialization Activities, (ii) a lack of compliance by such Person with any applicable Laws or Regulatory Approvals (or any similar order, injunction or decree) or (iii) that the FDA or such other Regulatory Authority, as the case may be, has commenced any regulatory action, investigation or inquiry (other than routine or periodic inspections or reviews) with respect to any Product or any Product Development and Commercialization Activities; or

(e) with respect to any Product or Product Development and Commercialization Activities, (i) any product recall, safety alert, correction, withdrawal, marketing suspension or removal, or any closure or suspension of any related manufacturing facility or operation, in each case whether voluntary or involuntary, is mandated, conducted, undertaken or issued, as the case may be, at the request, demand or order of the FDA or any other any Regulatory Authority having regulatory oversight of the Borrower or any of its Subsidiaries, or through the voluntary action of the Borrower or any of its Subsidiaries in response to any such request, demand or order, (ii) the FDA or any other Regulatory Authority having regulatory oversight of the Borrower or any of its Subsidiaries commences any criminal, injunctive, seizure, detention or civil penalty action or (iii) the Borrower or any of its Subsidiaries enters into any consent decree, plea agreement or other settlement with the FDA or any Regulatory Authority having regulatory oversight of the Borrower or any of its Subsidiaries with respect to any of the foregoing.

“Affected Financial Institution” means (i) any EEA Financial Institution or (ii) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person; provided that, with respect to any Lender, an “Affiliate” shall include any Related Fund of such Lender.

“Agreement” has the meaning set forth in the preamble hereto.

“Amortization Payment” has the meaning set forth in Section 3.01(a).

“Applicable Margin” means 7.00%, as potentially increased pursuant to Section 3.02(b).

“Apyx Bulgaria” means Apyx Bulgaria EOOD, a company organized under the laws of Bulgaria.

“Apyx China Holding” means Apyx China Holding Corp., a Delaware corporation.

3

“Apyx SY” means Apyx SY Medical Devices (NINGBO) Co., LTD.

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender substantially in the form of Exhibit F.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the Laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means, with respect to any Person, the board of directors or equivalent management or oversight body of such Person or any committee thereof duly authorized to act on behalf of such board (or equivalent body).

“Borrower” has the meaning set forth in the introduction hereto.

“Borrower Certificate of Incorporation” means the Certificate of Incorporation of the Borrower, filed with the Secretary of State of the State of Delaware on December 3, 1982, as amended or otherwise modified by way of amendments filed with the Secretary of State of the State of Delaware.

“Borrowing” means, as the context may require, either the borrowing of the Initial Loan on the Closing Date or the borrowing of the Delayed Draw Loan on the Delayed Draw Date.

“Borrowing Date” means, with respect to the Initial Loan, the Closing Date, and with respect to the Delayed Draw Loan, the Delayed Draw Date.

“Borrowing Notice” means a written notice substantially in the form of Exhibit B.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.

“Calculation Date” has the meaning set forth in Section 10.02.

“Capital Lease Obligation” means, as to any Person, any obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of any such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

4

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“Change of Control” means an event or series of events (including any Acquisition) that occurs after the Closing Date and causes or results in any of the following:

(i) any Person or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than forty percent (40%) of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(ii) during any period of twelve (12) consecutive months, a majority of the members of the Board of the Borrower cease to be composed of individuals (a) who were members of such Board on the first day of such period, (b) whose election or nomination to such Board was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of such Board or (c) whose election or nomination to such Board was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of such Board;

(iii) any Obligor shall cease to own, directly, beneficially and of record or legally, one hundred percent (100%) of the issued and outstanding Equity Interests of their respective Subsidiaries (other than minority holdings in Subsidiaries that are not U.S. Persons solely in accordance with applicable Law and other than the Equity Interest of Apyx SY), free and clear of all Liens (other than Permitted Liens) (other than transactions resulting from Asset Sales permitted by Section 9.09); or

(iv) the sale of all or substantially all of the property or business of the Borrower and its Subsidiaries, taken as a whole.

“Claim” means any claim, demand, complaint, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgment or other similar process, assessment or reassessment, whether made, converted or assessed in connection with a debt, liability, dispute, breach, failure or otherwise.

“Closing Date” means November 8, 2023.

5

“Closing Date Certificate” has the meaning set forth in Section 6.01(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any asset or property in which a Lien is purported to be granted to any Secured Party under any Loan Document, including future acquired or created assets or properties (or all such assets or properties, as the context may require).

“Collaboration Partner” means any of the Borrower’s licensees or licensors or any third party with which the Company has entered into a Contract that relates to the research, development, supply, manufacturing or testing of any Product.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower on the applicable Borrowing Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate Commitments on the date hereof equal $45,000,000.

“Commodity Account” means any commodity account, as such term is defined in Section 9-102 of the NY UCC.

“Compliance Certificate” has the meaning set forth in Section 8.01(d).

“Conforming Changes” means, with respect to either the use or administration of One-Month Term SOFR, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.02(e) and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, then in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contracts” means contracts, licenses, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements pursuant to which a Person has, or will have, any actual or contingent obligations or liabilities (in each case, whether written or oral, express or implied). “Contractual” has a meaning correlative thereto.

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“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by Contract or otherwise. “Controlling” and “Controlled” (and similar derivative terms) have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.16(a).

“Copyright” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof, and all other rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Delayed Draw Certificate” has the meaning set forth in Section 6.02(b).

“Delayed Draw Date” means the date of the borrowing of the Delayed Draw Loan hereunder, which shall be no sooner than the date on which each of the conditions precedent set forth in Section 6.02 shall have been satisfied or waived.

“Delayed Draw Loan” has the meaning set forth in the first recital hereto.

“Deposit Account” means any deposit account, as such term is defined in Section 9-102 of the NY UCC.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Device” means any medical instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent or other similar or related item, including any component, part or accessory, that (i) is intended for use in the diagnosis of disease or other conditions or in the cure, mitigation, treatment or prevention of disease, in man or other animals, or is intended to affect the structure or any function of the body of man or other animals, (ii) does not achieve its primary intended purpose or purposes through chemical action within or on the body of man or other animals and (iii) is not dependent upon being metabolized for the achievement of its primary intended purpose or purposes.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security, Contract or other Equity Interest into which it is convertible or for which it is exchangeable upon exercise or otherwise), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred and eighty (180) days after the Maturity Date.

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“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that is a corporation, limited liability company, partnership or similar business entity incorporated, formed or organized under the Laws of the United States, any State of the United States or the District of Columbia.

“Early Prepayment Fee” means, with respect to any prepayment, repayment or other payment of the outstanding principal amount of the Loans made prior to the scheduled Maturity Date of all or any portion of the outstanding principal amount of the Loans, whether mandatory or voluntary, pursuant to Section 3.03(a) or Section 3.03(b) or otherwise (including as a result of acceleration, an Insolvency Proceeding or other Event of Default but excluding scheduled Amortization Payments):

(i) on or prior to the first anniversary of the Closing Date, an amount equal to ten percent (10.00%) of the aggregate outstanding principal amount of the Loans being prepaid on such Prepayment Date;

(ii) after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, an amount equal to nine percent (9.00%) of the aggregate outstanding principal amount of the Loans being prepaid on such Prepayment Date;

(iii) after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, an amount equal to six percent (6.00%) of the aggregate outstanding principal amount of the Loans being prepaid on such Prepayment Date;

(iv) after the third anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date, an amount equal to four percent (4.00%) of the aggregate outstanding principal amount of the Loans being prepaid on such Prepayment Date; and

(v) after the fourth anniversary of the Closing Date, an amount equal to two percent (2.00%) of the aggregate outstanding principal amount of the Loans being prepaid on such Prepayment Date.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

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“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means and includes (i) any commercial bank, (ii) any insurance company, (iii) any finance company, (iv) any financial institution, (v) any Related Fund or other investment Fund that invests in loans or other obligations for borrowed money, (vi) with respect to any Lender, any of its Affiliates, and (vii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally engaged in the business of managing investments or holding assets for investment purposes.

“Environmental Law” means any Law or Governmental Approval relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations, whether U.S. or non-U.S., related to environmental matters and any specific agreements entered into with any Governmental Authority which include commitments related to environmental matters.

“Equity Interests” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests or equivalent, and all debt or other securities (including warrants, options and similar rights) directly or indirectly exchangeable, exercisable or otherwise convertible into, such issuer’s capital stock, whether now outstanding or issued after the Closing Date, and in each case, however classified or designated and whether voting or non-voting.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

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“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (iii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (xiii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (xiv) the occurrence of an act or omission which could give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xv) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such Plan; (xvi) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (xvii) the imposition of any Lien (or the fulfillment of the conditions for the imposition of any Lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; (xviii) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor; or (xix) any Foreign Benefit Event.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

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“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” means, as of any date of determination, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Bloomberg screen at or about 11:00 a.m. (New York City time) on such date. In the event that such rate does not appear on the Bloomberg screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably designated by the Administrative Agent.

“Excluded Account” means any bank or deposit account used exclusively to cover wages or payroll, including the withheld portion of payroll taxes (or equivalent) payable by employees.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.03(i)) or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusive License” (and its derivatives) means and refers to any outbound license of Intellectual Property that is exclusive (whether as to use, field, geography or otherwise) and (i) has a term that is longer than twelve (12) months from the date of the original effective date of such license or (ii) is subject to an automatic renewal or similar right that would result in the term thereof being longer than twelve (12) months from such original effective date.

“Exculpated Party” has the meaning set forth in Section 14.03(b).

“Expense Deposit” means the “Expense Deposit” as such term is defined in the Summary of Terms.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

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“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938 (or any successor thereto), as amended from time to time, and the rules and regulations promulgated thereunder.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Authority.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Federal Funds Effective Rate” means, for any day, the greater of (i) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (ii) zero percent (0%).

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $500,000 by the Borrower or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any of its Subsidiaries, or the imposition on the Borrower or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable Law, in each case in excess of $500,000.

“Foreign Pension Plan” means any benefit plan that under applicable Law, other than the Laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary, including, without limitation, Apyx Bulgaria and Apyx SY.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

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“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.02, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 7.04(a).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance, exemption, listing, filing or notice that is issued or granted by or from (or pursuant to any act of) any Governmental Authority, in connection with any Law or otherwise, including any application or submission related to any of the foregoing.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political agency, department or subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other Law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of any country, in each case, whether U.S. or non-U.S., including the FDA and any other agency, branch or other governmental body that has regulatory, supervisory or administrative authority or oversight over, or is charged with the responsibility or vested with the authority to administer or enforce, any Healthcare Laws or issue or approve any Governmental Approval under or in connection with any such Healthcare Laws.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person (the “guarantor”) guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against Loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor (or any right, contingent or otherwise, of the obligee of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by an entity that, pursuant to Section 8.11(a), is required to become a “Subsidiary Guarantor.”

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (i) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (ii) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Healthcare Laws” means, collectively, all Laws applicable to the business of the Borrower or any other Obligor, regulating the manufacturing, labeling, promotion and provision of and payment for healthcare products, items and services, including but not limited to HIPAA, Section 1128B(b) of the Social Security Act, as amended; 42 U.S.C. § 1320a-7b (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute”; Section 1877 of the Social Security Act, as amended; 42 U.S.C. § 1395nn (Limitation on Certain Physician Referrals), commonly referred to as “Stark Statute”; U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time (21 U.S.C. § 301 et seq.); all rules, regulations and guidance with respect to the provision of Medicare and Medicaid programs or services (42 C.F.R. Chapter IV et seq.); the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); and all rules, regulations and guidance promulgated under or pursuant to any of the foregoing.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“IDE” means an application, including an application filed with any Regulatory Authority, for authorization to commence human clinical studies with respect to any Device, including (i) an Investigational Device Exemption as defined in the FD&C Act or any successor application or procedure filed with the FDA, (ii) an abbreviated Investigational Device Exemption as specified in FDA regulations in 21 C.F.R. § 812.2(b), (iii) any equivalent of a United States Investigational Device Exemption in countries, jurisdictions or Governmental Authorities outside of the United States, (iv) all amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing and (v) all related documents and correspondence thereto, including documents and correspondence with an IRB.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or obligations of such Person with respect to deposits or advances of any kind by third parties, (ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xii) all obligations of such Person under license or other agreements containing a guaranteed minimum payment or purchase by such Person, (xiii) all other obligations required to be classified as indebtedness of such Person under GAAP, excluding any of the foregoing to the extent comprised of an obligation in respect of a trade payable, a commercial letter of credit supporting one or more trade payables or similar obligations to a trade creditor, in each case in the ordinary course of business and (xiv) any Disqualified Equity Interests of or issued by such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

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“Indemnified Party” has the meaning set forth in Section 14.03(b).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Information and Collateral Certificate” means an Information and Collateral Certificate substantially in the form of Exhibit G.

“Initial Lender” has the meaning set forth in the preamble hereto.

“Initial Loan” has the meaning set forth in the first recital hereto.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal or state or foreign Law, including the Bankruptcy Code.

“Intellectual Property” means all Patents, Trademarks, Copyright, and Technical Information, whether registered or not, U.S. or non-U.S., including, without limitation, all of the following:

(a) applications, registrations, amendments and extensions relating to such Intellectual Property;

(b) rights and privileges arising under any Law with respect to such Intellectual Property;

(c) rights to sue for or collect any damages for any past, present or future infringements of such Intellectual Property; and

(d) rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

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“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by the Borrower and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by the Borrower or any of its Subsidiaries shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be substantially in the form attached hereto as Exhibit L.

“Interest Period” means, with respect to any Borrowing, (i) initially, the period commencing on (and including) the Borrowing Date thereof and ending on (and including) the last day of the calendar month in which such Borrowing was made, and (ii) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (x) the last day of such calendar month and (y) the Maturity Date.

“Interest Rate” means, for any Interest Period, the sum of (i) the Applicable Margin plus (ii) the greater of (x) the Reference Rate as of the second Business Day immediately preceding the first day of such Interest Period and (y) five percent (5.00%).

“Invention” means any novel, inventive or useful art, apparatus, method, process, machine (including any article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person: (i) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or entry into any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (ii) the making of any deposit with, or advance, loan, assumption of debt, or other extension of credit to, or capital contribution in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (iii) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (iv) the entering into of any Hedging Agreement. The amount of an Investment will be determined at the time the Investment is made without giving effect to any subsequent changes in value.

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“IRB” means an Institutional Review Board.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Law” means any U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning set forth in the preamble hereto.

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Loans” means, collectively, the Initial Loan and the Delayed Draw Loan, and “Loan” means any of the foregoing.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, the Warrant Certificate, any Intercompany Subordination Agreement, and any other guaranty, security agreement, subordination agreement, intercreditor agreement or other present or future document, instrument, agreement, certificate or other amendment, waiver or modification of the foregoing delivered to the Administrative Agent or any Lender in connection with this Agreement or any of the other Loan Documents (including, without limitation, in connection with Section 8.11), in each case, as amended or otherwise modified from time to time.

“Loss” means judgments (to the extent not covered by insurance), debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value or revenue, professional fees, including fees and disbursements of legal counsel, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loans) then in effect.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean any event, occurrence, fact, development or circumstance that has had, or could reasonably be expected to have, a material adverse change in or material adverse effect upon (i) the business, condition (financial or otherwise), operations, performance, or property of the Borrower or the Borrower and its Subsidiaries taken as a whole, (ii) the ability of any Obligor to perform its obligations under any Loan Document to which it is a party, or (iii) the legality, validity, binding effect or enforceability against any Obligor of any of the Loan Documents to which it is a party or the rights and remedies available to or conferred upon the Administrative Agent or the Lenders under any Loan Document.

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“Material Agreement” means (i) each Contract listed in Schedule 7.14, (ii) any other Contract to which the Borrower or any of its Subsidiaries is a party from time to time and as to which the absence or termination thereof could reasonably be expected to result in a Material Adverse Effect, and (iii) any other Contract to which the Borrower or any of its Subsidiaries is a party or a guarantor (or equivalent) that, during any period of twelve (12) consecutive months is reasonably expected to (x) result in payments or receipts (including royalty, licensing or similar payments) made to the Borrower or any of its Subsidiaries in an aggregate amount in excess of $1,000,000, or (y) require payments or expenditures (including royalty, licensing or similar payments) to be made by the Borrower or any of its Subsidiaries in an aggregate amount in excess of $1,000,000.

“Material Inbound License” means any inbound license, lease, royalty or similar agreement in respect of Intellectual Property or similar intangible property requiring the Borrower or any of its Subsidiaries, as the case may be, during any twelve (12) month period during the term of such license agreement, to make aggregate payments in excess of $1,000,000; provided that inbound license agreements in the nature of over the counter software commercially available to the public and entered into in the ordinary course of business shall not qualify as Material Inbound Licenses.

“Material Indebtedness” means, at any time, any Indebtedness of the Borrower or any of its Subsidiaries, the outstanding principal amount of which, individually or in the aggregate, exceeds $1,000,000 (or the Equivalent Amount thereof in other currencies).

“Material Intellectual Property” means, (i) all Intellectual Property described in Schedule 7.05(b), and (ii) any Intellectual Property of the Borrower or any of its Subsidiaries, whether currently owned or licensed or acquired, developed or otherwise licensed or obtained after the date hereof, that (x) is useful or necessary in connection with such Person’s Product Development and Commercialization Activities in the ordinary course as currently conducted or as currently contemplated to be conducted as of the date hereof and the loss of which could reasonably be expected to result in a Material Adverse Effect, or (y) has a fair market value in excess of $1,000,000.

“Material Regulatory Event” means an Adverse Regulatory Event that (i) individually has resulted in, or could reasonably be expected to result in, a fine, penalty or Loss (including a loss of revenue) in excess of $1,000,000 per occurrence, (ii) when taken together with each other Adverse Regulatory Event that has occurred since the Closing Date, has resulted in, or could reasonably be expected to result in, a fine, penalty or Loss (including a loss of revenue) in excess of $2,000,000 in the aggregate or (iii) has occurred after the Closing Date and has, directly or indirectly, resulted in both (x) a mandatory or voluntary recall of any Advanced Energy Product and (y) the cessation of all sales or distribution of any such Advanced Energy Product for a period in excess of thirty (30) consecutive days.

“Maturity Date” means the earliest to occur of (i) November 8, 2028 and (ii) the acceleration of the Obligations pursuant to Section 11.02; provided that, when used herein, the term “scheduled Maturity Date” means the date set forth in clause (i) above.

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“Maximum Rate” has the meaning set forth in Section 14.17.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means, (i) with respect to any Casualty Event experienced or suffered by the Borrower or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) including, without limitation, in the form of insurance proceeds or condemnation awards in respect of such Casualty Event, from time to time by or on behalf of such Person after deducting therefrom only (x) reasonable costs and expenses related thereto incurred by the Borrower or such Subsidiary in connection therewith, and (y) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; and (ii) with respect to any Asset Sale by the Borrower or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Person after deducting therefrom only (x) reasonable costs and expenses related thereto incurred by the Borrower or such Subsidiary in connection therewith, and (y) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; provided that, in each case of clauses (i) and (ii), costs and expenses shall only be deducted to the extent that the amounts so deducted are (x) actually paid to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries and (y) properly attributable to such Casualty Event or Asset Sale, as the case may be.

“Note” means a promissory note, in substantially the form attached hereto as Exhibit C, executed and delivered by the Borrower to any Lender in accordance with Section 2.03.

“NY UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Secured Party (including all Guaranteed Obligations and Warrant Obligations), any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is the Borrower, all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

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“Obligors” means, collectively, the Borrower, the Subsidiary Guarantors and any Subsidiary of the Borrower required to become a Subsidiary Guarantor or execute and deliver or become a party to any Security Document pursuant to Section 8.11, and their respective successors and permitted assigns.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“One-Month Term SOFR” means, the Term SOFR Reference Rate for a one month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Interest Period, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then One-Month Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Organic Document” means, for any Person, such Person’s formation documents, including, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement and all shareholder agreements, voting trusts and similar agreements and arrangements applicable to such Person’s Equity Interests, or any equivalent document of any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(g)).

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“Participant” has the meaning set forth in Section 14.05(e).

“Participant Register” has the meaning set forth in Section 14.05(g).

“Patents” means all patents and patent applications, including (i) the Inventions and improvements described and claimed therein, (ii) patents and patent applications in any form in any worldwide jurisdiction, including but not limited to reissues, oppositions, divisions, continuations, renewals, extensions, rulings from any governmental authority regarding including ones arising from any proceeding such as Inter Partes review, and continuations in part thereof, and (iii) all income, royalties, damages and payment now, previously or hereafter due and payable with respect thereto, (iv) all damages and payment for past or future infringements thereof, and rights to sue thereof, and (v) all rights whatsoever pertaining to patents and patent applications accruing thereunder or pertaining thereto throughout the world.

“Patriot Act” has the meaning set forth in Section 14.20.

“Payment Date” means (i) the last day of each Interest Period (provided that if such last day of any Interest Period is not a Business Day, then the Payment Date shall be the next succeeding Business Day) and (ii) each scheduled Maturity Date or the Maturity Date (provided that if such Maturity Date is not a Business Day, then the Payment Date shall be the next succeeding Business Day).

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Borrower or any of its Subsidiaries; provided that:

(a) immediately prior to, and after giving effect to such Acquisition, (i) all representations and warranties contained in this Agreement and the other Loan Documents that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct, (ii) all representations and warranties contained in this Agreement and the other Loan Documents that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects, and (iii) no Default shall have occurred and be continuing or could reasonably be expected to result therefrom;

(b) all transactions in connection therewith shall be consummated in accordance with all applicable Laws;

(c) in the case of an Acquisition of Equity Interests of any Person, all of such Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to any applicable Law) shall be owned by the Borrower or a Wholly-Owned, direct or indirect Subsidiary of the Borrower and pledged by the Borrower to the Secured Parties pursuant to Section 8.11(a)(iii), and, in the event of an Acquisition that results in the creation or acquisition of a new Subsidiary of the Borrower, the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 8.11(a), if applicable;

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(d) such Person (in the case of an Acquisition of Equity Interests of such Person) or assets (in the case of an Acquisition of assets or a division of such Person) shall be engaged or used, as the case may be, in businesses or lines of business that would be permitted pursuant to Section 9.4;

(e) on a pro forma basis after giving effect to such Acquisition, the Borrower and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 10;

(f) to the extent that the purchase price for any such Acquisition is paid in cash, the amount thereof, (i) with respect to any individual Acquisition, does not exceed $500,000 (or the Equivalent Amount thereof), and (ii) when taken together with the purchase price paid in cash for all other Acquisitions consummated or effected since the Closing Date, does not exceed $1,000,000 in the aggregate (or the Equivalent Amount thereof);

(g) the fair market value of the consideration paid in such Acquisition (including any cash proceeds received in respect the issuance of any Equity Interests by the Borrower or any of its Subsidiaries), when taken together with the fair market value of consideration paid in connection with all other Permitted Acquisitions consummated since the Closing Date (in each case for purposes hereof to be determined by including all Indebtedness assumed in connection therewith, all payments made in connection therewith, whether in the form of Equity Interests, cash or other property or assets, and all deferred purchase price payments, whether in respect of earn-out payments, post-closing adjustments (other than customary working capital adjustments), payments on “seller notes” or otherwise related thereto, in each case to the extent actually paid or reasonably expected to be paid), does not exceed $2,000,000 (or the Equivalent Amount thereof) in the aggregate;

(h) to the extent that all or any portion of the purchase price for any such Acquisition is paid in Equity Interests, all such Equity Interests shall be Qualified Equity Interests of the Borrower;

(i) the Borrower shall have provided the Administrative Agent with at least fifteen (15) calendar days’ prior written notice of such Acquisition, together with (i) a copy of the draft purchase agreement related to the proposed Acquisition (and any related documents requested by the Administrative Agent), (ii) any available quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period ending thirty (30) days immediately prior to the projected closing date for such Acquisition, including any audited financial statements that are available, (iii) a summary of due diligence conducted by or on behalf of the Borrower or any of its Subsidiaries, as applicable, prior to such Acquisition, (iv) summary information regarding any contingent liabilities or prospective research and development costs associated with the Person, business or assets being acquired and (v) any other information reasonably requested by the Administrative Agent;

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(j) neither the Borrower nor any of its Subsidiaries shall, in connection with (and upon giving effect to) any such Acquisition, assume or remain liable with respect to, or be subject to (x) any Indebtedness of the related seller or the business, Person or properties acquired, except to the extent permitted pursuant to Section 9.01, or (y) any Lien on any business, Person or assets acquired, except to the extent permitted pursuant to Section 9.02; and

(k) at least three (3) Business Days subsequent to the proposed date of any Acquisition, the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (prepared in reasonable detail), certifying that the Acquisition complies with the requirements of this definition, which certificate shall include a summary (prepared in reasonable detail), certifying as to any contingent liabilities and prospective research and development costs associated with the Person, business or assets being acquired;

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any state thereof having maturities of not more than one year from the date of acquisition, (ii) commercial paper maturing no more than two hundred and seventy (270) days after the date of its creation and rated at least “A-1” or “P-1” by Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $500,000,000, and (iv) registered money market funds at least ninety-five percent (95.0%) of the assets of which constitute Permitted Cash Equivalent Investments of the kinds described in clauses (i), (ii) and (iii) above.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Refinancing” means, with respect to any Indebtedness permitted to be refinanced, extended, renewed or replaced hereunder, any refinancing, extension, renewal or replacement of such Indebtedness; provided that such refinancing, extension, renewal or replacement shall not (i) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced, (ii) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that, taken as a whole, are less favorable in any material respect to the Borrower and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced (provided that the final maturity date of such Indebtedness shall be on or after the final maturity of the Indebtedness being refinanced and the Weighted Average Life to Maturity of such Indebtedness shall be greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced), (iii) have an applicable interest rate or equivalent yield that exceeds the interest rate or equivalent yield of the Indebtedness being refinanced, (iv) contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of the Indebtedness being refinanced and (v) after giving effect to such refinancing, extension, renewal or replacement, no Default shall have occurred (or could reasonably be expected to occur) as a result thereof.

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“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Date” means any Business Day on which the Borrower (i) elects to optionally prepay or (ii) is required to repay or prepay, in each case, all or any portion of the outstanding principal amount of the Loans pursuant to Section 3.03(a) or Section 3.03(b), respectively.

“Product” means (i) those Devices set forth (and described in reasonable detail) on Schedule 2 attached hereto, and (ii) any current or future Device developed, manufactured, licensed, marketed, sold or otherwise commercialized by the Borrower or any of its Subsidiaries, including any such Device currently in development.

“Product Agreement” means, with respect to any Product, any Contract, license, document, instrument, interest (equity or otherwise) or the like under which one or more Persons grants or receives (i) any right, title or interest with respect to the Product Development and Commercialization Activities of any Product, or (ii) any right to exclude any other Person from engaging in, or otherwise restricting any right, title or interest as to, any Product Development and Commercialization Activities with respect to such Product, including any Contract with suppliers, manufacturers, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to such entity.

“Product Authorizations” means any and all Regulatory Approvals (including all applicable IDEs, PMAs, 510(k)s, Product Standards, supplements, amendments, pre- and post- approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), clearances, licenses, notifications, registrations or authorizations of any Regulatory Authority necessary for the ownership, use or other commercialization of any Product or for any Product Development and Commercialization Activities with respect thereto in any country or jurisdiction.

“Product Development and Commercialization Activities” means, with respect to any existing or future Product that the Borrower or any of its Subsidiaries is selling, distributing, marketing, promoting or otherwise commercializing (or intends to sell, distribute, market, promote or otherwise commercialize), any combination of (i) research, development, manufacture, quality compliance, importation, use, sale, storage, design, labeling, marketing, promotion, supply, distribution, testing, packaging, licensing, purchasing or other commercialization activities, (ii) receipt of payment or other remuneration in respect of any of the foregoing (including, without limitation, in respect of any licensing, royalty or similar payments), or (iii) any like or other activities the purpose of which is to commercially exploit any such Product.

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“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Law for the purpose of influencing any act or decision of such payee in such payee’s official capacity, inducing such payee to do or omit to do any act in violation of such payee’s lawful duty, securing any improper advantage or inducing such payee to use such payee’s influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Product Related Information” means, with respect to any Product, all Product Agreements, books, records, lists, ledgers, files, manuals, Contracts, correspondence, reports, plans, drawings, data and other information of every kind (in any form or medium), and all techniques and other know-how, owned or possessed by the Borrower or any of its Subsidiaries that is necessary or useful for any Product Development and Commercialization Activities relating to such Product, including (i) brand materials, packaging and other trade dress, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and promotional information, (ii) clinical data, information included or supporting any Product Authorization or other Regulatory Approval, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post-marketing reports and information and the like), technical information, product development and operational data and records, and all other documents, records, files, data and other information relating to product development, manufacture and use, (iii) litigation and dispute records, and accounting records; (iv) all documents, records and files relating to Intellectual Property, including all material correspondence from and to third parties (including Intellectual Property counsel and patent, trademark and other intellectual property registries, including the U.S. Patent & Trademark Office), and (v) all other information, techniques and know-how necessary or useful in connection with the Product Development and Commercialization Activities for any Product.

“Product Standards” means all safety, quality and other specifications and standards applicable to any Product, including all medical device and other standards promulgated by Standards Bodies.

“Proportionate Share” means, with respect to each Lender, the percentage obtained by dividing (i) the sum of all Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (ii) the sum of all Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

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“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property Security Documents” means any landlord consents, bailee letters and any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by any Obligor and granting a security interest in real property owned or leased (as tenant) by any Obligor in favor of the Administrative Agent for the benefit of the Secured Parties, in each case, as amended, supplemented or otherwise modified from time to time.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation, as applicable.

“Redemption Price” has the meaning set forth in Section 3.03(a)(i).

“Reference Rate” means One-Month Term SOFR; provided that if One-Month Term SOFR can no longer be determined by the Administrative Agent for any reason (in its sole but reasonable discretion, which determination shall be conclusive absent manifest error), including as a result of the One-Month Term SOFR not being available or published on a current basis or as a result of the occurrence of a Reference Rate Transition Event, then the Administrative Agent and the Borrower shall endeavor, in good faith, to establish an alternate rate of interest to One-Month Term SOFR that gives due consideration to the then prevailing market convention for determining a rate of interest for middle-market loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided, further that, until such alternate rate of interest is agreed upon by the Administrative Agent and the Borrower, the Reference Rate for purposes hereof and of each other Loan Document shall be the Wall Street Journal Prime Rate.

“Reference Rate Transition Event” means the occurrence of one or more of the following events with respect to the Reference Rate then in effect:

(a) a public statement or publication of information by or on behalf of the administrator of such Reference Rate announcing that such administrator has ceased or will cease to provide such Reference Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Reference Rate;

(b) a public statement or publication of information by the Governmental Authority governing or regulating the administrator of such Reference Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the then-current administrator for such Reference Rate, a resolution authority with jurisdiction over the then-current administrator for such Reference Rate or a court or an entity with similar insolvency or resolution authority over the administrator for such Reference Rate, which in any case states that the then-current administrator of such Reference Rate has ceased or will cease to provide such Reference Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Reference Rate; or

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(c) a public statement or publication of information by the Governmental Authority governing or regulating the then-current administrator of such Reference Rate announcing that such Reference Rate is no longer representative.

For the avoidance of doubt, a “Reference Rate Transition Event” will be deemed to have occurred with respect to any Reference Rate if a public statement or publication of information set forth above has occurred with respect to each then-current available tenor of such Reference Rate (or the published component used in the calculation thereof).

“Referral Source” has the meaning set forth in Section 7.07(b).

“Refinanced Debt” means the Indebtedness and related obligations under that certain Credit, Security and Guaranty Agreement dated as of February 17, 2023 (as amended, restated or otherwise modified from time to time), by and between the Borrower, Apyx China Holding Corp., Midcap Funding IV Trust and Midcap Financial Trust.

“Register” has the meaning set forth in Section 14.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means (i) any Governmental Approval relating to any Product or Product Development and Commercialization Activities, including all Product Authorizations held by any Obligor or any of its licensors or that are pending before the FDA or equivalent non-U.S. Governmental Entity with respect to the Products.

“Regulatory Authority” means any Governmental Authority (including the FDA and all equivalent Governmental Authorities having jurisdiction outside the U.S.) that is concerned with or has regulatory oversight with respect to the use, permitting, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Device, including any Product, of an Obligor.

“Related Fund” means, with respect to any Lender, any Fund which is managed or advised by the same investment manager or investment adviser as such Lender or, if it is managed by a different investment manager or investment adviser, then a Fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of such Lender.

“Related Parties” has the meaning set forth in Section 14.16.

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“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, of any Person, each of the chief executive officer, president, vice president, treasurer, secretary, chief financial officer and each similar officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any Equity Interests of the Borrower or any of its Subsidiaries, any payment of interest, principal or fees in respect of any Indebtedness owed by the Borrower or any of its Subsidiaries to any holder of any Equity Interests of the Borrower or any of its Subsidiaries, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Borrower or any of its Subsidiaries, or any option, warrant or other right to acquire any such Equity Interests of the Borrower or any of its Subsidiaries.

“Restrictive Agreement” means any Contract or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets (other than (x) customary provisions in Contracts (including without limitation leases and licenses of Intellectual Property) restricting the assignment thereof and (y) restrictions or conditions imposed by any agreement governing secured Permitted Indebtedness permitted under Section 9.01(g), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), or (i) the ability of the Borrower or any of its Subsidiaries to pay dividends or other distributions with respect to any of their respective Equity Interests or to make or repay loans or advances to the Borrower or any of its Subsidiaries or such other Obligor or to Guarantee Indebtedness of the Borrower or any of its Subsidiaries thereof or such other Obligor.

“Sanction” means any international economic sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its Member States, His Majesty’s Treasury or other relevant sanctions authority.

“Secured Parties” means the Initial Lender and any other Person that becomes a “Lender” hereunder, the Administrative Agent, each other Indemnified Party and any other holder of any Obligation, and any of their respective permitted transferees or assigns.

“Securities Account” means any securities account, as such term is defined in Section 8-501 of the NY UCC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the date hereof, among the grantors party thereto (including the Borrower) and the Administrative Agent, granting a security interest in such grantor’s personal property in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended or otherwise modified from time to time.

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“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, and each other security document, control agreement or financing statement, registration, recordation, filing, instrument or approval required, or entered into to grant, perfect and otherwise render enforceable Liens in favor of the Secured Parties for purposes of securing the Obligations, including (without limitation) pursuant to Section 8.11, in each case, as amended or modified from time to time.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, dated as of the date hereof and substantially in the form attached as Exhibits B, C, and D to the Security Agreement, entered into by one or more Obligors in favor of the Administrative Agent, for the benefit of the Secured Parties, each in form and substance satisfactory to the Administrative Agent (and as amended, modified or replaced from time to time).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, at the time of determination and with respect to any Person and its Subsidiaries, taken as a whole, that (i) the present fair saleable value of the property of such Person and its Subsidiaries is greater than the total amount of liabilities (including contingent liabilities) of such Person and its Subsidiaries, (ii) the present fair saleable value of the property of such Person and its Subsidiaries is not less than the amount that would be required to pay the probable aggregate liabilities of such Person and its Subsidiaries on their collective debts as they become absolute and matured, and (iii) such Person and its Subsidiaries have not incurred and do not intend to, and do not believe that they will, incur debts or liabilities beyond such Person’s and its Subsidiaries’ ability to pay as such debts and aggregate liabilities mature.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which Equity Interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more direct or indirect Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise specified, references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means each of the Subsidiaries of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.11(a).

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“Summary of Terms” means the Proposal Letter, dated October 19, 2023, between the Borrower and Perceptive Advisors LLC, together with the Outline of Proposed Terms and Conditions attached thereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all data and any information submitted to a regulatory authority to obtain marketing or other governmental approvals, all trade secrets, invention disclosures and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or commercial nature related to any Product Development and Commercialization Activities of the Borrower and its Subsidiaries, any information of business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by the Borrower or any of its Subsidiaries or any ERISA Affiliate thereof or to which the Borrower or any of its Subsidiaries or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” means all trade names, trademarks and service marks, monograms, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including (i) all renewals of trademark and service mark registrations, (ii) all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and (iii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, in each case, with the goodwill of the business connected with the use thereof.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party, the Borrowings of the Loans and the use of the proceeds thereof, the granting and perfection of the Liens created under and pursuant to the Loan Documents, and all other transactions contemplated pursuant to this Agreement and the other Loan Documents.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

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“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction, as may be modified from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” or “U.S.” means the United States of America, its fifty (50) states and the District of Colombia.

“Wall Street Journal Prime Rate” means the Wall Street Journal Prime Rate, as published and defined in The Wall Street Journal.

“Warrant Certificate” means each Warrant Certificate in substantially the form of Exhibit I, to be delivered pursuant to Section 6 (as a condition precedent to any Borrowing hereunder), as amended or otherwise modified pursuant to the terms hereof or thereof.

“Warrant Obligations” means all Obligations of the Borrower arising out of, under or in connection with the Warrant Certificates.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness on any date, the number of years obtained by dividing: (i) the sum of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Write-Down and Conversion Powers” means, (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (ii) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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1.02 Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication.

1.03 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a) the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b) words importing gender include all genders;

(c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e) references to days, months and years refer to calendar days, months and years, respectively;

(f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, Equity Interests, rights under Contractual obligations and permits and any right or interest in any such assets or property;

(i) the word “will” shall have the same meaning as the word “shall”;

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(j) where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly;

(k) references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall be deemed to be a Lien for the benefit of the Secured Parties;

(l) references to any Law will include all statutory and regulatory provisions amending, consolidating, replacing, supplementing or interpreting such Law from time to time; and

(m) accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP.

Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other Contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents.

1.04 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.05 Reference Rate Replacement. For purposes of this Agreement and each other Loan Document, the Obligors jointly and severally acknowledge and agree for the benefit of each Secured Party as follows:

(a) Upon the occurrence of an event of the type described in the first proviso of the definition of “Reference Rate”, the Administrative Agent will promptly notify the Borrower thereof and, as set forth in such proviso, the Administrative Agent and the Borrower shall endeavor, in good faith, to establish an alternate rate of interest to One-Month Term SOFR. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to One-Month Term SOFR or any other rate referenced herein or in any other Loan Document or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement Reference Rate will be similar to, or produce the same value or economic equivalence of, One-Month Term SOFR or have the same volume or liquidity as did One-Month Term SOFR prior to its discontinuance or unavailability).

(b) There is no assurance that the composition or characteristics of any such alternative, successor or replacement Reference Rate will be similar to or produce the same value or economic equivalence as One-Month Term SOFR or that it will have the same volume or liquidity as did One-Month Term SOFR prior to its discontinuance or unavailability.

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1.06 Equivalent Amounts. The applicable amount of any currency other than Dollars for purposes of the Loan Documents shall be such Equivalent Amount in Dollars as determined by the Administrative Agent.

SECTION 2

THE COMMITMENT and the loans

2.01 Loans.

(a) On the terms and subject to the conditions of this Agreement, each Lender agrees to make the Initial Loan to the Borrower in a single Borrowing on the Closing Date.

(b) On the terms and subject to the conditions of this Agreement, each Lender agrees to make the Delayed Draw Loan to the Borrower in a single Borrowing on the Delayed Draw Date.

(c) No amounts paid or prepaid with respect to any Loan may be reborrowed.

2.02 Borrowing Procedures. Unless waived by the Administrative Agent, at least five (but not more than ten) Business Days prior to the proposed Borrowing Date, the Borrower shall deliver to the Administrative Agent an irrevocable Borrowing Notice (which notice, if received by the Administrative Agent on a day that is not a Business Day or after 10:00 A.M. New York City time on a Business Day, shall be deemed to have been delivered on the next Business Day).

2.03 Notes. If requested by any Lender, the Loans shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to each requesting Lender such promissory note(s) payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form attached hereto as Exhibit C. Thereafter, the Loans and interest thereon shall at all times (including after assignment pursuant to Section 14.05) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.04 Use of Proceeds. The Borrower shall use the proceeds of the Loans for the purposes of (i) the repayment in full of the Refinanced Debt on the Closing Date, (ii) working capital and general corporate purposes, and (iii) without duplication, the payment of fees and expenses associated with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

SECTION 3

PAYMENTS OF PRINCIPAL AND INTEREST

3.01 Repayments and Prepayments Generally; Application.

(a) Until the first Payment Date occurring after October 31, 2027, there will be no scheduled repayments of the principal on the Loans. On each Payment Date occurring after October 31, 2027 and prior to the scheduled Maturity Date, the Borrower shall make a payment of principal on the Loans (each an “Amortization Payment”) in an amount equal to three percent (3.00%) of the aggregate principal amount of the Loans outstanding as of such Payment Date, together with accrued and unpaid interest and fees thereon. In any event, and without limiting the foregoing, on the Maturity Date the Borrower shall repay the entire remaining outstanding principal balance of the Loans, together with all accrued and unpaid interest and fees, including all applicable accrued and unpaid (or payable) Early Prepayment Fees and accrued and unpaid interest thereon, as applicable, in full and in cash.

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(b) The Borrower agrees that all amounts payable hereunder or under any other Loan Document, in respect of any Loans, fees or interest accrued or accruing thereon, or any other Obligations, shall be repaid and prepaid solely in Dollars and no other currency. Except as otherwise provided in this Agreement, proceeds of each payment (including each repayment and prepayment of Loans) by or on behalf of the Borrower shall be deemed to be made ratably to the Lenders in accordance with their respective Proportionate Shares of the Loans being repaid or prepaid.

3.02 Interest.

(a) Interest Generally. The outstanding principal amount of the Loans, as well as the amount of all other outstanding Obligations (including, without limitation, any applicable Early Prepayment Fee), shall accrue interest at the Interest Rate on and from the Closing Date. The Administrative Agent’s determination of the Interest Rate shall be binding on the Borrower, its Subsidiaries and the Lenders in the absence of manifest error.

(b) Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall increase automatically by three percent (3.00%) per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”). If any Obligation is not paid when due under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate.

(c) Interest Payment Dates. Accrued interest on the Loans shall be payable in cash in arrears on each Payment Date with respect to the most recently completed Interest Period, and upon the payment or prepayment of the Loans, in whole or in part (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate, or any accrued interest not paid on or before the Maturity Date, shall also be payable from time to time in cash on demand by the Administrative Agent until paid in full.

(d) Conforming Changes. In connection with the use or administration of One-Month Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will, absent manifest error, become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of One-Month Term SOFR.

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(e) Compensation for Losses. In the event of the payment of any principal of any Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), then, in any such event, the Borrower shall compensate each Lender for any loss, cost or expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth the details of such loss and any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.02(e) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

3.03 Prepayments; Prepayment Fees.

(a) Optional Prepayments.

(i) Subject to prior written irrevocable notice pursuant to clause (ii) below and the payment of the Early Prepayment Fee pursuant to clause (c) below, the Borrower shall have the right to optionally prepay, in whole or in part, the outstanding principal amount of the Loans on any Business Day (a “Prepayment Date”); provided that, in addition to such prepaid principal amount and the applicable Early Prepayment Fee, the Borrower shall also make payment in full in cash on such Prepayment Date of all accrued but unpaid interest on the principal amount of the Loans being prepaid (such aggregate amount of principal, the applicable Early Prepayment Fee and accrued interest, the “Redemption Price”).

(ii) A notice of optional prepayment shall be effective only if received by the Administrative Agent not later than 2:00 p.m. (New York City time) on a date not less than three (nor more than five) Business Days prior to the proposed Prepayment Date. Each notice of optional prepayment shall specify the proposed Prepayment Date, the principal amount of the Loans to be prepaid, the amount of accrued and unpaid interest that will be paid on the Prepayment Date, and, in reasonable detail, a calculation of the Early Prepayment Fee, if applicable, payable on such Prepayment Date in connection with such proposed prepayment. Each notice of optional prepayment shall be irrevocable once received by the Administrative Agent (but may be conditioned upon the consummation of another transaction).

(b) Mandatory Prepayments. Within ten (10) Business Days of the receipt by any Obligor of Net Cash Proceeds from the occurrence of any Casualty Event or Asset Sale, the Borrower shall apply an amount equal to one hundred percent (100%) of the Net Cash Proceeds received with respect to such Casualty Event or Asset Sale, as the case may be, to (i) the prepayment of outstanding Loans, (ii) the payment of accrued and unpaid interest on the principal amount of the Loans being prepaid and (iii) the payment of the Early Prepayment Fee. Such Net Cash Proceeds shall be allocated to such prepayment and payments such that the full amount of principal, interest and the Early Prepayment Fee, if applicable, payable hereunder shall be paid in full with such Net Cash Proceeds. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing or shall immediately result therefrom, if, within thirty (30) days following the earlier of (i) the occurrence of any such Casualty Event or Asset Sale and (ii) the receipt of Net Cash Proceeds as a result of any such Casualty Event or Asset Sale, a Responsible Officer of the Borrower delivers to the Administrative Agent a notice to the effect that the Borrower intends to apply (or cause to be applied) the Net Cash Proceeds from such Casualty Event or Asset Sale, to repair, refurbish, restore, replace or rebuild the asset subject to such Casualty Event or Asset Sale or to the cost of purchase or constructing other assets useful in the business of the Borrower or another Obligor, then such Net Cash Proceeds of such Casualty Event or Asset Sale may be applied for such purpose in lieu of such mandatory prepayment otherwise required pursuant to this clause (b) to the extent such Net Cash Proceeds of such Casualty Event or Asset Sale are actually applied for such purpose; provided that, in the event that Net Cash Proceeds have not been so applied within one hundred and eighty (180) days following such Obligor’s receipt of such Net Cash Proceeds, the Borrower shall make a mandatory prepayment of the Loans to be made in an aggregate amount equal to one hundred percent (100%) of the unused balance of such Net Cash Proceeds with respect to such Casualty Event or Asset Sale, as the case may be, together with payment of accrued and unpaid interest on the principal amount of the Loans being so prepaid and the applicable Early Prepayment Fee, if applicable, with such amount of Net Cash Proceeds being allocated to the prepayment of principal, the payment of accrued and unpaid interest on such principal amount of the Loans being prepaid and the payment of the Early Prepayment Fee, if applicable, such that the full amount payable with respect to such mandatory prepayment is paid with such unused balance of Net Cash Proceeds.

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(c) Early Prepayment Fee. Without limiting the foregoing, whenever any prepayment of Loans is made pursuant to Section 3.03(a) or Section 3.03(b) or otherwise, whether voluntary, involuntary, mandatory, as a result of a Default, acceleration or otherwise, or any other repayment, prepayment or cancellation of Loans is made or occurs at any time prior to the scheduled Maturity Date, an Early Prepayment Fee shall be payable in full in cash on the applicable Prepayment Date for such repayment, prepayment or cancellation, as the case may be.

(d) Application. All prepayments made pursuant to clauses (a) or (b) above shall be applied as follows:

(i) first, to the payment of any Obligations of the Obligors in respect of any costs or expenses referred to in Section 14.03 then due and owing until paid in full;

(ii) second, to the payment of any Obligations of the Obligors in respect of any unpaid interest and any fees then due and owing until paid in full;

(iii) third, to the payment of any Obligations of the Obligors in respect of any amounts due and owing on account of the unpaid principal amount of the Loans until paid in full;

(iv) fourth, to the payment of any other Obligation then due and owing, including payment of the Early Prepayment Fee until paid in full; and

(v) fifth, to the Borrower or such other Persons as may lawfully be entitled to or directed by the Borrower to receive the remainder.

3.04 Upfront Fee. On the Closing Date, the Borrower shall pay to the Administrative Agent (for the pro rata benefit of the Lenders) a fee equal to nine hundred thousand dollars ($900,000) (the “Upfront Fee”). Upon receipt of payment from the Borrower, the Administrative Agent will promptly thereafter distribute like funds relating to any such payment to the Lenders pro rata on the basis of each Lender’s Proportionate Share. The Upfront Fee may be deducted from the proceeds of the Loan made on the Closing Date and, once paid by the Borrower, shall be non-refundable.

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SECTION 4

PAYMENTS, ETC.

4.01 Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made (i) in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the deposit account of the Administrative Agent designated by the Administrative Agent by notice to the Borrower, and (ii) not later than 2:00 p.m. (New York City time) on the date on which such payment is due (each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).

(b) Application of Payments. All such payments referenced in clause (a) above shall be applied as set forth in Section 3.03(d) above.

(c) Non-Business Days. If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, then such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall continue to accrue and be payable through the period of such extension.

4.02 Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable.

4.03 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, each of the Lenders and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Administrative Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Any Person exercising rights of set-off hereunder agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, each Lender and each of their Affiliates under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b) Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Administrative Agent, any Lender or any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

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(c) Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Administrative Agent or any Lender, or the Administrative Agent, any Lender or any Affiliate of the foregoing exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender or such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 5

YIELD PROTECTION, ETC.

5.01 Additional Costs.

(a) Change in Laws Generally. If, on or after the date hereof, the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any Lender (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof, against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or other Recipient or shall impose on a Lender (or its lending office) or other Recipient any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender or other Recipient of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender or other Recipient under this Agreement or any other Loan Document, or subject any Lender or other Recipient to any Taxes on its Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto (other than (i) Indemnified Taxes, (ii) Taxes described in clause (ii) through (iv) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes), then the Borrower shall pay to such Lender or other Recipient on demand such additional amount or amounts as will compensate such Lender or other Recipient for such increased cost or reduction.

(b) Change in Capital Requirements. If a Lender shall have determined that, on or after the date hereof, the adoption of any Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof, has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could reasonably be expected to achieve but for such adoption, change, request or directive by an amount reasonably and in good faith deemed by it to be material, then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

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(c) Notification by Lender. Each Lender promptly will notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error.

(d) Delays in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation except to the extent the Borrower is materially prejudiced thereby.

(e) Other Changes. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02 Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous in a material respect to such Lender), then such Lender shall promptly notify the Borrower thereof, following which (i) such Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Loans hereunder and (ii) if such Law shall so mandate, the Loans shall be prepaid by the Borrower on or before such date as shall be mandated by such Law in an amount equal to the Redemption Price applicable on the date of such prepayment in accordance with Section 3.03(a).

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5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments to any Lender by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by any Law. If any Law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment by an Obligor in respect of any Obligation, then such Obligor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Law, or at the option of the Administrative Agent or the applicable Lender, timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to each applicable Recipient the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(d) Indemnification by the Obligors. The Borrower and each other Obligor each hereby jointly and severally agrees to indemnify and hold harmless and reimburse each applicable Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by such applicable Recipient shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.05(g) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

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(f) Status of Lenders.

(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that, other than in the case of U.S. federal withholding Taxes, such Recipient has received written notice from the Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation. In addition, each applicable Recipient shall deliver such other documentation prescribed by Law as reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), (ii)(B), and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Recipient that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Recipient becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 (or successor form) certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B) any non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which such non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1) in the case of a non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI (or successor form);

(3) in the case of a non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms); or

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(4) to the extent a non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the non-U.S. Lender is a partnership and one (1) or more direct or indirect partners of such non-U.S. Lender are claiming the portfolio interest exemption, such non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner on behalf of each such direct and indirect partner.

(C) any non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which such non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) any non-U.S. Lender shall deliver to the Borrower any forms and information necessary to establish that such non-U.S. Lender is not subject to withholding tax under FATCA.

(g) Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), then it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.03(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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(h) Mitigation Obligations. If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Recipient or to any Governmental Authority for the account of any Recipient pursuant to Section 5.01 or this Section 5.03, then such Recipient shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office, if in existence, for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Recipient, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Recipient to any non-de minimis unreimbursed cost or expense and (iii) not otherwise be disadvantageous in any non-de minimis respect to such Recipient. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Recipient in connection with any such designation or assignment and delegation.

(i) Survival. Each party’s obligations under this Section 5 shall survive the assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 6
CONDITIONS PRECEDENT

6.01 Conditions to the Borrowing of the Initial Loan. The obligation of the Initial Lender to make the Initial Loan shall be subject to (i) the execution and delivery of this Agreement by the parties hereto, (ii) the delivery of a Borrowing Notice as required pursuant to Section 2.02, (iii) the delivery of a funds flow memorandum summarizing, in reasonable detail, the use of proceeds of the Initial Loan, and (iv) the prior or concurrent satisfaction (or waiver thereof by the Administrative Agent) of each of the conditions precedent set forth below in this Section 6.01.

(a) Officer’s Certificate, Etc. The Administrative Agent shall have received from each Obligor (other than Apyx Bulgaria) party to a Loan Document on the Closing Date:

(i) a copy of a good standing certificate (or equivalent thereof), dated a date reasonably close to the Closing Date, for each such Person; and

(ii) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s secretary, assistant secretary, managing member, general partner or equivalent, as to:

(A) resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed and delivered by such Person and the Transactions on the Closing Date and the Transactions contemplated to be consummated in connection with the Borrowing of the Initial Loan ;

(B) the incumbency and signatures of those of its officers, managing member or general partner or equivalent authorized to act with respect to each Loan Document to be executed and delivered by such Person; and

(C) true and complete copies of each Organic Document of such Person and copies thereof;

which certificates shall be in form and substance reasonably satisfactory to the Administrative Agent and upon which the Administrative Agent and the Lenders may conclusively rely until they shall have received a further certificate of the secretary, assistant secretary, managing member, general partner or equivalent of any such Person cancelling or amending the prior certificate of such Person.

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(b) Closing Date Certificate. The following statements shall be true and correct, and the Administrative Agent shall have received a certificate, dated as of the Closing Date (the “Closing Date Certificate”), substantially in the form of Exhibit J and otherwise in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by a Responsible Officer of the Borrower certifying that: (i) both immediately before and after giving effect to the making of the Loans on the Closing Date, (x) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, (y) the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date, and (z) no Default has occurred and is continuing, or could reasonably be expected to result from the making of the Loan, or the consummation of any Transactions contemplated to occur on the Closing Date, and (ii) all of the conditions set forth in this Section 6.01 have been satisfied (or waived in writing by the Administrative Agent). All documents and agreements required to be appended to the certificate delivered pursuant to this Section 6.01(b), if any, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(c) Delivery of Notes. Each requesting Lender shall have received a Note in favor of such Lender evidencing such Lender’s Loan, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower.

(d) Compliance with Minimum Liquidity Covenant. The Administrative Agent shall have received evidence reasonably satisfactory to it that, immediately after giving effect to the making of the Loans on the Closing Date, the Borrower will be in compliance with the covenant set forth in Section 10.01.

(e) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, substantially in the form of Exhibit K, duly executed and delivered by the chief financial or accounting Responsible Officer of the Borrower, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(f) Security Documents. The Administrative Agent shall have received executed counterparts of each Security Document, dated as of the date hereof, duly executed and delivered by each Obligor party thereto, together with:

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(i) delivery of all certificates (in the case of Equity Interests that are securities (as defined in the NY UCC)) evidencing the issued and outstanding Equity Interests owned by the Borrower and each Subsidiary that are required to be pledged under the Security Documents, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Equity Interests that are uncertificated securities (as defined in the NY UCC), confirmation and evidence reasonably satisfactory to the Administrative Agent that the security interest required to be pledged therein under the Security Documents has been transferred to and perfected by the Administrative Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the NY UCC and all Laws otherwise applicable to the perfection of the pledge of such Equity Interests;

(ii) financing statements naming each Obligor (other than Apyx Bulgaria) as a debtor and the Administrative Agent as the secured party, or other similar instruments, registrations or documents, in each case suitable for filing, under the UCC (or equivalent law) of all jurisdictions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Liens of the Secured Parties pursuant to the Security Documents;

(iii) UCC-3 termination statements, if any, necessary to release all Liens (other than Permitted Liens) and other rights of any Person in any collateral described in the Security Documents previously granted by any Person; and

(iv) all Short-Form IP Security Agreements, and any other agreement, document or instrument required to be provided under any Security Document, duly executed and delivered by the applicable Obligors.

(g) Information and Collateral Certificate. The Administrative Agent shall have received a fully completed Information and Collateral Certificate, in form and substance reasonably acceptable to the Administrative Agent, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower, which is true and correct as of the Closing Date. All documents required to be appended to the Information and Collateral Certificate, if any, shall be in form and substance reasonably acceptable to the Administrative Agent, shall have been executed by the requisite parties and shall be in full force and effect.

(h) Lien Searches. The Administrative Agent shall be satisfied with Lien searches regarding the Borrower and its Subsidiaries made within thirty (30) days prior to the Borrowing of the Initial Loan.

(i) Closing Date Warrant Certificate. The Administrative Agent shall have received an executed counterpart of a Warrant Certificate, dated as of the Closing Date, exercisable in the aggregate into 1,250,000 shares of the Borrower’s common stock duly executed, delivered and validly issued by the Borrower.

(j) Insurance. The Administrative Agent shall have received:

(i) certificates of insurance evidencing that the insurance required to be maintained pursuant to Section 8.05 is in full force and effect, together with endorsements naming the Administrative Agent, for the benefit of the Lenders, as additional insured and loss payee thereunder, in each case, in form and substance reasonably satisfactory to the Administrative Agent; and

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(ii) certified copies of the insurance policies (or binders in respect thereof), from one or more insurance companies reasonably satisfactory to the Administrative Agent, required to be maintained pursuant to Section 8.05.

(k) Opinions of Counsel. The Administrative Agent shall have received one or more legal opinions (including from such local counsel as the Lender may determine, in its sole discretion, is reasonably necessary), each dated as of the Closing Date and addressed to the Administrative Agent and the Lenders, from outside legal counsel to the Borrower and the other Obligors reasonably satisfactory to the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(l) Payoff of Refinanced Debt. The Refinanced Debt, together with all accrued and unpaid interest and related fees, costs and expenses, shall be, substantially contemporaneously with the funding of the Loans, paid in full, and the Administrative Agent shall have received executed payoff letters, in form and substance reasonably satisfactory to the Administrative Agent, providing for such payment in full (and irrevocable termination) of the Refinanced Debt and satisfactory arrangements shall have been made for the termination of all loan documents evidencing such Refinanced Debt and all Liens granted in connection therewith. On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries shall not have any Indebtedness other than the Obligations and other Permitted Indebtedness.

(m) Anti-Terrorism Laws. The Administrative Agent shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

(n) Material Adverse Change. Since December 31, 2022, no Material Adverse Change shall have occurred.

(o) All Other Loan Documents. The Administrative Agent shall have received all other Loan Documents in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

(p) Satisfactory Legal Form. All documents (including all Loan Documents), including any attachments or appendices thereto, executed, delivered or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

(q) Governmental Approvals and Third Party Consents. The Administrative Agent shall have received evidence that the Borrower and its Subsidiaries have obtained all Governmental Approvals and third party permits, licenses, approvals and consents necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties.

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(r) Upfront Fee, Other Fees, Expenses, Etc. The Administrative Agent shall have received for its account and the account of each Lender, the Upfront Fee, and all other reasonable and documented fees, costs and expenses due and payable pursuant to the Summary of Terms and Section 14.03, including all reasonable and documented out-of-pocket legal, due diligence and other costs and expenses of the Administrative Agent and the Lenders incurred in connection with the Transactions in excess of the Expense Deposit.

6.02 Conditions to the Borrowing of the Delayed Draw Loan. The obligation of each Lender to make its Delayed Draw Loan shall be subject to (i) the prior making of the Initial Loan, (ii) the delivery of a Borrowing Notice for such Delayed Draw Loan as required pursuant to Section 2.02, (iii) the occurrence of the Delayed Draw Date on or before December 31, 2024, and (iv) the satisfaction (or waiver thereof by the Administrative Agent) of each of the conditions precedent set forth below in this Section 6.02.

(a) Minimum Advanced Energy Net Revenue. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower and its Subsidiaries have received Advanced Energy Net Revenue for the period of twelve (12) consecutive months ending on the Delayed Draw Date in an aggregate amount of not less than fifty million dollars ($50,000,000).

(b) Delayed Draw Certificate. The following statements shall be true and correct, and the Administrative Agent shall have received a certificate, dated as of the Delayed Draw Date (the “Delayed Draw Certificate”), in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by a Responsible Officer of the Borrower certifying that: (i) both immediately before and after giving effect to the making of the Delayed Draw Loan on the Delayed Draw Date, (x) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, (y) the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date, and (z) no Default has occurred and is continuing, or could reasonably be expected to result from the making of the Delayed Draw Loan, or the consummation of any Transactions contemplated to occur on the Delayed Draw Date, and (ii) all of the conditions set forth in this Section 6.02 have been satisfied (or waived in writing by the Administrative Agent); provided that, with respect to the representation, warranty and certification referenced in clauses (x) and (y) above relating to representations and warranties set forth in each Loan Document, (1) references in such representations and warranties to “the Closing Date” or “the date hereof” shall be deemed to be references to “the Delayed Draw Date” and (2) the Borrower may supplement the schedules to this Agreement and the other Loan Documents as reasonably necessary in order for such certification to be true and correct on the Delayed Draw Date; provided, further, that no such supplement shall be permitted if the Administrative Agent reasonably determines that the circumstance or event necessitating such supplement either (A) was the result of the occurrence and continuance of an Event of Default, or (B) constituted a Material Adverse Effect or (with respect to any supplement that does not reflect an action or transaction permitted by this Agreement) was otherwise materially adverse to the interests of the Lenders under the Loan Documents. All documents and agreements required to be appended to the certificate delivered pursuant to this Section 6.02(b), if any, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

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(c) Officer’s Certificate, Etc. The Administrative Agent shall have received from each Obligor party to a Loan Document on the Delayed Draw Date:

(i) a copy of a good standing certificate (or equivalent thereof), dated a date reasonably close to the Delayed Draw Date, for each such Person and

(ii) a certificate, dated as of the Delayed Draw Date, duly executed and delivered by such Person’s secretary, assistant secretary, managing member, general partner or equivalent, as to:

(A) resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed and delivered by such Person on the Delayed Draw Date and the Transactions contemplated to be consummated in connection with the Borrowing of the Delayed Draw Loan;

(B) the incumbency and signatures of those of its officers, managing member or general partner or equivalent authorized to act with respect to each Loan Document to be executed and delivered by such Person on the Delayed Draw Date; and

(C) true and complete copies of each Organic Document of such Person and copies thereof;

which certificates shall be in form and substance reasonably satisfactory to the Administrative Agent and upon which the Administrative Agent and the Lenders may conclusively rely until they shall have received a further certificate of the secretary, assistant secretary, managing member, general partner or equivalent of any such Person cancelling or amending the prior certificate of such Person.

(d) Delivery of Notes. Each requesting Lender shall have received a Note in favor of such Lender evidencing such Lender’s Delayed Draw Loan, dated as of the Delayed Draw Date, duly executed and delivered by a Responsible Officer of the Borrower.

(e) Compliance with Financial Covenants. The Administrative Agent shall have received evidence reasonably satisfactory to it that, immediately after giving effect to the making of the Delayed Draw Loans on the Delayed Draw Date, the Borrower will be in compliance with the covenant set forth in Section 10.01, if applicable.

(f) Delayed Draw Date Warrant. The Administrative Agent shall have received an executed counterpart of a Warrant Certificate, dated as of the Closing Date, exercisable in the aggregate into 250,000 shares of the Borrower’s common stock duly executed, delivered and validly issued by the Borrower.

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(g) Information and Collateral Certificate. The Administrative Agent shall have received a fully completed Information and Collateral Certificate, in form and substance reasonably acceptable to the Administrative Agent, dated as of the Delayed Draw Date, duly executed and delivered by a Responsible Officer of the Borrower, which is true and correct as of the Delayed Draw Date; provided that the Borrower may supplement the Information and Collateral Certificate delivered on the Closing Date in order for such certification to be true and correct as of such date; provided, further that no such supplement shall be permitted if the Administrative Agent reasonably determines that the circumstance or event necessitating such supplement either (i) was the result of the occurrence and continuance of an Event of Default, or (ii) constituted a Material Adverse Effect or (with respect to any supplement that does not reflect an action or transaction permitted by this Agreement) was otherwise materially adverse to the interests of the Lenders under the Loan Documents. All documents required to be appended to the Information and Collateral Certificate, if any, shall be in form and substance reasonably acceptable to the Administrative Agent, shall have been executed by the requisite parties and shall be in full force and effect.

(h) Satisfactory Legal Form. All documents (including all Loan Documents), including any attachments or appendices thereto, executed, delivered or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries in connection with the Borrowing of the Delayed Draw Loan shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, resolutions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

(i) Fees, Expenses, Etc. The Administrative Agent shall have received for its account and the account of each Lender all reasonable and documented fees, costs and expenses due and payable pursuant to Section 14.03, including all reasonable and documented out-of-pocket legal, due diligence and other costs and unpaid expenses of the Administrative Agent and the Lenders incurred in connection with the Transactions contemplated in connection with the Borrowing of the Delayed Draw Loan.

SECTION 7
REPRESENTATIONS AND WARRANTIES

The Obligors hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

7.01 Power and Authority. Each of the Borrower and its Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or other power, and has all Governmental Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify (either individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect, and (iv) has full power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.

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7.02 Authorization; Enforceability. Each of the Transactions to which an Obligor or any of its Subsidiaries is a party (or to which it or any of its assets or properties is subject) is within such Person’s corporate or other powers and has been duly authorized by all necessary corporate and, if required, by all necessary approvals by holders of Equity Interests. This Agreement and each other Loan Document to which an Obligor or any of its Subsidiaries is a party has been duly executed and delivered by each such Person and constitutes, and each of the other Loan Documents to which such Person is a party when executed and delivered by such Person will constitute, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03 Governmental and Other Approvals; No Conflicts. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person (other than those that have been duly obtained or made and which are in full force and effect) is required for the due execution, delivery or performance by any Obligor or any of its Subsidiaries of any Loan Document to which it is a party, except for filings and recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents. The execution, delivery and performance by each Obligor and each of its Subsidiaries of each Loan Document to which it is a party will not (i) violate or conflict with any Law, (ii) violate or conflict with any Organic Document of any such Person, (iii) violate or conflict with any Governmental Approval of any Governmental Authority, (iv) violate or result in a default under any Material Agreement binding upon the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (v) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Borrower or any of its Subsidiaries.

7.04 Financial Statements; Material Adverse Change.

(a) Financial Statements. The Borrower has heretofore furnished to the Administrative Agent and the Lenders certain consolidated financial statements as provided for in Section 8.01. Such financial statements, and all other financial statements delivered by the Borrower to the Administrative Agent or the Lenders (whether prior to the Closing Date or otherwise) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Section 8.01(c). Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements.

(b) No Material Adverse Change. Since December 31, 2022, no Material Adverse Change has occurred.

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7.05 Properties.

(a) Property Generally. With respect to all real and personal assets and properties of the Borrower and each of its Subsidiaries (other than Intellectual Property which is covered in clause (b) below), the Borrower and each of its Subsidiaries has good and marketable fee simple title to, or valid leasehold interests in, all such real and personal assets and properties, whether tangible or intangible, subject only to Permitted Liens and as could not reasonably be expected to (i) interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such assets and properties for their intended purposes, including in connection with Product Development and Commercialization Activities, and (ii) prevent or interfere in any material respect with the ability of any Obligor or any of its Subsidiaries to conduct any Product Development and Commercialization Activities with respect to any of its Products.

(b) Intellectual Property.

(i) Schedule 7.05(b) contains, with respect to the Borrower and each of its Subsidiaries (set for forth on a Person-by-Person basis):

(A) a complete and accurate list of all applied for, issued or registered Patents that would qualify as Material Intellectual Property, owned by or licensed to the Borrower or any of its Subsidiaries, including the jurisdiction and patent number;

(B) a complete and accurate list of all registered, unregistered or applied for Trademarks that would qualify as Material Intellectual Property, owned by or licensed to the Borrower or any of its Subsidiaries, including the jurisdiction, trademark application or registration number and the application or registration date;

(C) a complete and accurate list of all applied for or registered Copyrights that would qualify as Material Intellectual Property, owned by or licensed to the Borrower or any of its Subsidiaries; and

(D) a complete and accurate list of all Technical Information necessary for the Product Development and Commercialization Activities of the borrower and its Subsidiaries in the ordinary course and that would qualify as Material Intellectual Property.

(ii) With respect to any such Intellectual Property listed on Schedule 7.5(b) that is in-licensed by the Borrower or any of its Subsidiaries from a third party, such in-licensing arrangement is subject to a license agreement or similar Contract that is in full force and effect, there are no unpaid fees or royalties (or similar payment obligations) payable by the Borrower or any of its Subsidiaries currently past due and there is no currently outstanding breach or default by the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower, by any other party thereto, outstanding under any such licensing agreement or other Contract.

(iii) With respect to all Intellectual Property listed on Schedule 7.5(b) other than any such Intellectual Property described in clause (ii) above, the Borrower or one of its Subsidiaries, as applicable, is the registered beneficial owner of all right, title and interest in and to all such Intellectual Property, with good and marketable title, free and clear of any Liens or Claims (other than Permitted Liens) and the Borrower or such Subsidiary, as the case may be, has the right to exercise its rights under such Intellectual Property in the ordinary course of its Product Development and Commercialization Activities as currently conducted and as anticipated to be conducted. Without limiting the foregoing, and except as set forth on Schedule 7.5(b)(iii):

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(A) other than customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims, or other agreements or arrangements relating to or otherwise adversely affecting any Material Intellectual Property, including any development, submission, services, research, license or support agreements which bind, obligate or otherwise restrict the Borrower or any of its Subsidiaries with respect to any Material Intellectual Property;

(B) the use by the Borrower or any of its Subsidiaries of any of its respective Material Intellectual Property in the ordinary course of such Person’s businesses (including in connection with Product Development and Commercialization Activities) does not breach, violate, infringe or interfere with or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person that could reasonably be expected to result in a Material Adverse Effect;

(C) (1) there are no pending or, to the Borrower’s knowledge, threatened Claims against the Borrower or any of its Subsidiaries relating to any of their respective Material Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Intellectual Property; and (2) neither the Borrower nor any of its Subsidiaries have received any notice from, or Claim by, any other Person asserting that the Product Development and Commercialization Activities of the Borrower or any of its Subsidiaries, or the use of any Material Intellectual Property by the Borrower or any of its Subsidiaries, infringes upon, violates or constitutes a misappropriation of, or infringes upon, violates or constitutes a misappropriation of, or otherwise interferes with, any Intellectual Property of any such other Person, in each case, in any material respect, which has not been finally resolved;

(D) to the Borrower’s knowledge, no Material Intellectual Property of the Borrower or any of its Subsidiaries is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Borrower; neither the Borrower nor any of its Subsidiaries notified any other Person of actual or potential infringement, violation or misappropriation of any such Material Intellectual Property, and neither the Borrower nor any of its Subsidiaries has initiated the enforcement of any Claim in respect of any of the foregoing against any Person with respect to any such Material Intellectual Property;

(E) all relevant current and former employees and contractors of the Borrower and each of its Subsidiaries have executed written confidentiality agreements (or equivalents) and have either entered into or are obligated to enter into invention assignment Contracts with the Borrower or such Subsidiary, as applicable, that irrevocably assign to the Borrower or such Subsidiary, as applicable, or its designee all rights of such employees and contractors to any Inventions relating to all Product Development and Commercialization Activities of the Borrower and its Subsidiaries as currently conducted and anticipated to be conducted; and

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(F) the Borrower and each of its Subsidiaries has taken reasonable precautions to protect the secrecy, confidentiality and value of its respective Material Intellectual Property comprised of trade secrets or information of a proprietary or confidential nature.

(iv) With respect to Material Intellectual Property of the Borrower and its Subsidiaries consisting of Patents, except as set forth on Schedule 7.5(b)(iv), and without limiting the representations and warranties in Section 7.5(b)(iii):

(A) no Claim has been asserted in writing (or, to the knowledge of the Borrower, threatened) by any Person that any of the issued claims in such Patents owned by the Borrower or any of its Subsidiaries or exclusively licensed to the Borrower or any of its Subsidiaries is not valid or enforceable;

(B) each inventor named in any such Patents has executed, or has an obligation to execute, one or more written Contracts that irrevocably assigns to the Borrower, one of its Subsidiaries or one of their respective predecessors-in-interest all of such inventor’s rights, title and interest to any of the Inventions claimed in such Patents;

(C) all such Patents are in good standing and none of the Patents, or the Inventions claimed in any such Patent, have been dedicated to the public;

(D) to the knowledge of the Borrower, all prior art material to such Patents has been adequately disclosed to or considered by the respective patent offices during prosecution of such Patents;

(E) subsequent to the issuance of such Patents, neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any of their respective predecessors-in-interest, has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the claims set forth in such Patents;

(F) no written Claim has been made or, to the Borrower’s knowledge, threatened, by any Person that any allowable or allowed claim in such Patents is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party, and no such allowable or allowed claim has been the subject of any interference or been the subject of any re-examination, opposition or other post-grant proceedings, and there is no written or, to the Borrower’s knowledge, threatened, Claim by any Person for any such interference, re-examination, opposition, inter partes review, post grant review or any other post-grant proceedings;

(G) none of such Patents owned by or exclusively licensed to the Borrower or any of its Subsidiaries have been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office recorded with respect to any such Patents, neither the Borrower nor any of its Subsidiaries has received any notice asserting that any such Patent is invalid, unpatentable or unenforceable; and to the extent any such Patent is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;

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(H) neither the Borrower nor, to the knowledge of the Borrower, any of its Subsidiaries has received a written opinion from patent counsel which concludes that a challenge to the validity or enforceability of any such Patents is more likely than not to succeed;

(I) neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any prior owner of any such Patent, or any of their respective agents or representatives, have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patent; and

(J) all maintenance fees, annuities, and the like due or payable on or with respect to any Patents have been timely paid, except to the extent failure to pay, whether individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(v) The Borrower and its Subsidiaries, taken together, license or otherwise own or hold rights to all Intellectual Property necessary to conduct their current and currently anticipated Product Development and Commercialization Activities.

7.06 No Actions or Proceedings.

(a) Litigation. There is no litigation, investigation or proceeding pending or, to the Borrower’s knowledge, threatened with respect to the Borrower of any of its Subsidiaries by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or result in a Material Regulatory Event, except as specified in Schedule 7.06(a), or (ii) that involves this Agreement, any other Loan Document or any of the Transactions.

(b) Environmental Matters. The operations and property of the Borrower and each of its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(c) Labor Matters. There are no strikes, lockouts or other material labor disputes against the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any such Subsidiary, and no material unfair labor practice complaint is pending against the Borrower or any such Subsidiary or, to the knowledge of the Borrower, threatened against any of them before any Governmental Authority. Except as set forth on Schedule 7.06(c), neither the Borrower nor any of its Subsidiaries is a party to any collective bargaining agreements, no union representation exists on any facilities of the Borrower or any of its Subsidiaries and neither the Borrower not any of its Subsidiaries has any knowledge of any union organizing activities that are taking place in respect thereof.

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7.07 Physician Referrals.

(a) Any physician, other licensed healthcare professional, or any other Person who is in a position to refer patients or other business to any Obligor or any of its Subsidiaries (collectively, a “Referral Source”) who has a direct ownership, investment, or financial interest in such Obligor or such Subsidiary paid fair market value for such ownership, investment or financial interest; any ownership or investment returns distributed to any Referral Source is in proportion to such Referral Source’s ownership, investment or financial interest; and no preferential treatment or more favorable terms were or are offered to such Referral Source compared to investors or owners who are not in a position to refer patients or other business. No Obligor, nor any of its respective Subsidiaries, directly or indirectly, has guaranteed any Indebtedness, made a payment toward any Indebtedness or otherwise subsidized any Indebtedness for any Referral Source including, without limitation, any Indebtedness related to financing the Referral Source’s ownership, investment or financial interest in such Obligor or such Subsidiary.

(b) Without limiting the generality of the foregoing, except where noncompliance individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event:

(i) all financial relationships between or among any Obligor or any of its Subsidiaries, on the one hand, and any Referral Source, on the other hand (i) comply with all applicable Healthcare Laws including, without limitation, the Federal Anti-Kickback Statute, the Stark Law and applicable state antikickback and self-referral laws; (ii) reflect fair market value, have commercially reasonable terms and were negotiated at arm’s length; and (iii) do not obligate the Referral Source to purchase, use, recommend or arrange for the use of any products or services of any Obligor or any of its respective Subsidiaries; and

(ii) each Obligor and each of its Subsidiaries has implemented policies and procedures to monitor, collect and report any payments or transfers of value to certain healthcare providers and teaching hospitals, in accordance with industry standards and the Affordable Care Act of 2010 and its implementing regulations and any applicable state disclosure and transparency laws.

7.08 Taxes. Except as set forth on Schedule 7.08, the Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

7.09 Full Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, or in connection with any of the Transactions contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, and does not assure that such projections will be obtained.

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7.10 Securities Law Regulation.

(a) Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b) Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its significant activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

7.11 Solvency. The Borrower and its Subsidiaries, taken as a whole and on a consolidated basis, are, and immediately after giving effect to any Borrowing and the use of proceeds thereof, will be, Solvent.

7.12 Subsidiaries and Other Investments.

(a) Set forth on Schedule 7.12(a) is a complete and correct list of all direct and indirect Subsidiaries of the Borrower as of the Closing Date. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12(a), and the percentage ownership by the Borrower (or any of its Subsidiaries) of each such Subsidiary is as shown in said Schedule 7.12(b).

(c) Set forth on Schedule 7.12(b) is a complete and correct list of all other Equity Interests held by each Obligor in any Person that is not a direct or indirect Subsidiary of the Borrower as of the Closing Date. Such Schedule 7.12(b) also sets forth, in reasonable detail, the type of Equity Interest held by each such Obligor in such Person and the fully-diluted percentage ownership held beneficially by such Obligor in such Person.

7.13 Continuing Secured Indebtedness. Set forth on Schedule 7.13 is a complete and correct list of all Indebtedness of the Borrower and each of its Subsidiaries outstanding as of the date hereof that (i) will remain outstanding immediately after the Borrowing of the Loans and the application of the proceeds therefrom on the Closing Date and (ii) is secured by a Lien on assets or properties of the Borrower or any of its Subsidiaries. Such Schedule also describes, in reasonable detail, the assets or properties (and the locations thereof) secured by any such Lien.

7.14 Material Agreements. Set forth on Schedule 7.14 is a complete and correct list of each Material Agreement (including any such Contract creating or evidencing Material Intellectual Property or Material Indebtedness). Accurate and complete copies of each Contract disclosed on such schedule have been made available to the Administrative Agent. All such Material Agreements are in full force and effect. None of the Obligors nor any of their Subsidiaries is in default under any such Material Agreement, and to the Borrower’s knowledge, no counterparty to a Material Agreement in default thereunder, and there are no pending or, to the Borrower’s knowledge, threatened in writing Claims against any Obligor or any of its Subsidiaries asserted by any other Person relating to any Material Agreements, including any Claims of breach or default under any such Material Agreements.

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7.15 Restrictive Agreements. Neither the Borrower nor any of its Subsidiaries is subject to any Restrictive Agreement, except those listed on Schedule 7.15 or otherwise permitted under Section 9.11.

7.16 Real Property. Neither the Borrower nor any of its Subsidiaries owns or leases (as tenant thereof) any real property, except as described on Schedule 7.16.

7.17 Pension Matters. Schedule 7.17 sets forth a complete and correct list of, and that separately identifies, (i) all Title IV Plans, (ii) all Multiemployer Plans and (iii) all material Benefit Plans of the Borrower and each of its Subsidiaries. Each such Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Laws so qualifies. Each such Benefit Plan is in material compliance with applicable provisions of ERISA, the Code and other Laws; there are no existing or pending (or, to the knowledge of the Borrower, threatened) Claims (other than routine Claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigations involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could reasonably be expected to have an obligation or any liability or Claim and (z) no ERISA Event is reasonably expected to occur. The Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least sixty percent (60%), and none of the Borrower nor any of its Subsidiaries nor any of their ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below sixty percent (60%) as of the most recent valuation date. As of the date hereof, no ERISA Event has occurred or is reasonably expected to occur in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would reasonably be expected to have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18 Priority of Obligations. Except as set forth on Schedule 7.13, other than the Obligations, no Indebtedness of the Borrower or any of its Subsidiaries is secured by a Lien. Neither the Borrower nor any of its Subsidiaries is party to any Contract that would require the subordination of (or have the effect of subordinating) any monetary Obligation arising hereunder or under any other Loan Document to any other Indebtedness.

7.19 Compliance with Laws and Agreements; Governmental Approvals, Regulatory Approvals, etc.

(a) Each of the Obligors and its Subsidiaries is in compliance in all material respects with all Laws and all Contracts binding upon it or its property or businesses; provided that, for purposes of this Section 7.07, the term “property” shall not include Intellectual Property, which is covered by Section 7.05.

(b) Each Obligor and each of its Subsidiaries holds, and will continue to hold, either directly or through licensees and agents, all Regulatory Approvals, Governmental Approvals and Product Authorizations necessary or required for such Obligor and its Subsidiaries to conduct its operations and businesses in the manner currently conducted, including all Product Development and Commercialization Activities related thereto.

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(c) Set forth on Schedule 7.19(c) is a complete and accurate list of all material Regulatory Approvals relating to each Obligor and each of its Subsidiaries, the conduct of their business (including all Product Development and Commercialization Activities) and each of their Products (on a per Product basis). All such Regulatory Approvals are (i) legally and beneficially owned or held exclusively by such Obligors or such Subsidiary, as the case may be, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Governmental Authority, in material compliance with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) in good standing, valid and enforceable with the applicable Governmental Authority in all material respects.

(d) (i) All material regulatory filings, notices, registrations, listings, reports and similar items required to be filed or made by any Regulatory Authority or in respect of any Regulatory Approval or Product Authorization with respect to any Product or any Product Development and Commercialization Activities have been made, and all such filings are complete and correct in all material respects and have for the last five (5) years complied in all material respects with all Laws, (ii) all clinical and pre-clinical trials, if any, of investigational Products have for the last five (5) years been conducted by each Obligor and each of their Subsidiaries according to all Laws in all material respects along with appropriate monitoring of clinical investigator trial sites for their compliance, and (iii) each Obligor and its Subsidiaries has disclosed to the Administrative Agent all such material regulatory filings and all material communications between representatives of each Obligor and its Subsidiaries and any Regulatory Authority.

(e) Each Obligor and its Subsidiaries and each of their agents are in compliance in all material respects with all applicable Laws (including all Regulatory Approvals, Governmental Approvals and Product Authorizations) with respect to each Product and all Product Development and Commercialization Activities related thereto. Each Obligor and each of its Subsidiaries has and maintains in full force and effect all the necessary and requisite Regulatory Approvals and Product Authorizations.

(f) Except as set forth on Schedule 7.19(f), and without limiting the generality of any other representation or warranty made by any Obligor hereunder or under any other Loan Document: (i) all Products comply in all material respects with (A) all applicable Laws of the FDA and each other applicable Regulatory Authority, whether U.S. or non-U.S., and (B) all Product Authorizations and other Regulatory Approvals and Governmental Approvals; (ii) no Obligor, nor any of its Subsidiaries nor, to the knowledge of the Borrower, any of their respective agents, suppliers, Collaboration Partners, licensors or licensees have received any inspection reports, warning letters or notices or similar documents with respect to any Product from any Regulatory Authority within the last six (6) years that asserts lack of compliance with any applicable Laws, Regulatory Approvals, Governmental Approvals or other orders, injunctions, or decrees; (iii) no Obligor, nor any of its Subsidiaries nor, to the knowledge of the Borrower, any of their respective agents, suppliers, Collaboration Partners, licensors or licensees have received any notification from any Regulatory Authority within the last five (5) years, asserting that any Product lacks a required Regulatory Approval or Product Authorization; (iv) there is no pending regulatory action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against any Obligor, any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective suppliers, Collaboration Partners, licensors or licensees with respect to any Product, and, to the Borrower’s knowledge, there is no reasonable basis for any adverse regulatory action against such Obligor or any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective suppliers agents, Collaboration Partners, licensors or licensees with respect to any Product; and (v) without limiting the foregoing, other than as set forth on Schedule 7.19(f), (A) (1) there have been no product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, undertaken or issued by any Obligor or any of its Subsidiaries, whether voluntary, at the request, demand or order of any Regulatory Authority or otherwise, with respect to any Product within the last five (5) years, (2) no such product recall, safety alert, correction, withdrawal, marketing suspension, removal or the like has been requested, demanded or ordered by any Regulatory Authority within the last five (5) years, and, to the knowledge of the Borrower, there is no reasonable basis for the issuance of any such product recall, safety alert, correction, withdrawal, marketing suspension, removal or the like with respect to any Product, and (B) no criminal, injunctive, seizure, detention or civil penalty action has been commenced or threatened in writing by any Regulatory Authority within the last three (3) years with respect to or in connection with any Product, there are no consent decrees (including plea agreements) that relate to any Product, and, to the knowledge of the Borrower, there is no reasonable basis for the commencement of any criminal injunctive, seizure, detention or civil penalty action by any Regulatory Authority relating to any Product or for the issuance of any consent decree. No Obligor nor any of its Subsidiaries nor, to the Borrower’s knowledge any of their respective agents, suppliers, Collaboration Partners, licensees or licensors is employing or utilizing the services of any individual who has been debarred or temporarily suspended under any applicable Law, including but not limited to 21 U.S.C. § 335a.

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(g) Neither any Obligor, nor any of its Subsidiaries, nor, to the Borrower’s knowledge, any officer, employee or agent thereof, has made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), could reasonably be expected to provide a basis for the FDA or any such other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(h) The clinical, preclinical, safety and other studies and tests conducted by or on behalf of or sponsored by each Obligor or any of its Subsidiaries, or in respect of which any Products or Product candidates under development have participated, have been conducted materially in accordance with standard medical and scientific research procedures and all applicable Laws, Regulatory Approvals and Product Authorizations. No Obligor nor any of its Subsidiaries has received any notices or other correspondence from the FDA or any such other Regulatory Authority or IRB requiring the termination or suspension of any clinical, preclinical, safety or other studies or tests used to support regulatory clearance of, or any Product Authorization or Regulatory Approval for, any Product.

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(i) Each Obligor and each of its Subsidiaries is operating, and at all times during the past five (5) years has operated, in compliance in all material respects with all Health Care Laws. None of the Obligors or any of its Subsidiaries nor, to the Borrower’s knowledge, any of their respective affiliates or their respective directors, officers, managers, and, to the knowledge of the Borrower, its employees and consultants, is in violation of any Health Care Laws. Neither any Obligor, nor any of its Subsidiaries have, within the past six (6) years, been the subject of any investigation conducted by any Governmental Authority, or a defendant in any qui tam or other False Claims Act litigation. As of the date of this Agreement, neither any Obligor, nor any of its Subsidiaries, are subject to any enforcement, regulatory or administrative proceedings against or affecting any Obligor or its Subsidiaries relating to or arising under any Healthcare Law, and to the Borrower’s knowledge, no such enforcement, regulatory or administrative proceeding has been threatened.

(j) Neither any Obligor, nor any of its Subsidiaries, are or have during the past six (6) years participated in any Federal Health Care Programs.

(k) Neither any Obligor, nor any of its Subsidiaries nor to the Borrower’s knowledge, none of its officers, employees, agents, or contractors (while employed or engaged by the Borrower or any of its Subsidiaries) are or have been (i) debarred, excluded or suspended from participating in any Federal Health Care Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act or (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

7.20 Transactions with Affiliates. Except as set forth on Schedule 7.20, neither the Borrower nor any of its Subsidiaries is a party to any transaction or other arrangement (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate that, after giving effect to the Closing Date, would not be permitted pursuant to Section 9.10.

7.21 Sanctions. No Obligor, nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any of their respective directors, officers or employees nor, to the knowledge of the Borrower, any agents or other Persons acting on behalf of any of the foregoing (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) is or has been (within the previous five (5) years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction or (iv) is in violation of or subject to an investigation relating to Sanctions. No Loan, nor the proceeds from any Loan, will be used, directly or indirectly, to lend, contribute or provide to, or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Administrative Agent, the Lenders and their Affiliates) of Sanctions.

7.22 Anti-Corruption. No Obligor, nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any of their respective directors, officers, or employees nor, to the knowledge of the Borrower, any agents or other persons acting on behalf of any of the foregoing, directly or indirectly, is (i) in violation of any applicable anti-corruption Law, (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment or (iii) subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

7.23 Deposit and Disbursement Accounts. Schedule 7.23 contains a list of all banks and other financial institutions at which any Obligor or any of its Subsidiaries maintains Deposit Accounts, Securities Accounts, Commodity Accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts, whether within or outside the U.S., and such Schedule correctly identifies the name, address and telephone number of each bank or financial institution, the name in which the account is held, the type of account, and the complete account number therefor.

7.24 Royalty and Other Payments. Except as set forth on Schedule 7.24, no Obligor nor any of its Subsidiaries is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.

SECTION 8
AFFIRMATIVE COVENANTS

Each Obligor jointly and severally covenants and agrees, for the benefit of the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and inchoate indemnification and expense obligations for which no Claim has been made) have been indefeasibly paid in full in cash:

8.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (with copies for each Lender):

(a) Within ten (10) days after the end of each calendar month of each fiscal year, proof of the Borrower’s compliance with Section 10.01, which proof may be in the form of copies of one or more bank statements demonstrating such compliance, accompanied by a certification thereof from the chief financial officer of the Borrower.

(b) Within forty-five (45) days after the end of each fiscal quarter, (i) an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and (ii) the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such fiscal quarter, in each case, prepared in accordance with GAAP consistently applied (subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes), all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with (iii) a certificate of a Responsible Officer of the Borrower stating that such financial statements (x) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and (y) have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes; provided that documents required to be furnished pursuant to this Section 8.01(b) shall be deemed furnished on the date that such documents are publicly available on “EDGAR” and notice of such availability is provided to the Administrative Agent.

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(c) As soon as available and in any event within ninety (90) days after the end of each fiscal year, (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and (ii) the related audited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of RSM US LLP or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with GAAP, consistently applied, and shall not be subject to any “going concern” or like qualification or exception of any qualification or exception as to the scope of such audit (except, within one year of the Maturity Date, solely to the extent that the Obligations maturing on the Maturity Date may be considered “current indebtedness” in accordance with GAAP), and in the case of such consolidated financial statements, certified by a Responsible Officer of the Borrower; provided that documents required to be furnished pursuant to this Section 8.01(c) shall be deemed furnished on the date that such documents are publicly available on “EDGAR” and notice of such availability is provided to the Administrative Agent.

(d) (i) together with the financial statements required pursuant to Sections 8.01(b) and 8.01(c), a compliance certificate delivered by the chief financial Responsible Officer of the Borrower as of the end of the applicable accounting period, substantially in the form of Exhibit E (a “Compliance Certificate”) including a summary of Advanced Energy Net Revenue generated by the Products (in reasonable detail and in a manner that segregates Advanced Energy Net Revenue by type of Product) and which evidences the Obligors’ compliance with Section 10 and (ii) together with the financial statements required pursuant to Sections 8.01(b) and 8.01(c), a management discussion and analysis, prepared in writing and in reasonable detail, discussing Borrower’s financial condition and results of operations as set forth in such financial statements.

(e) As soon as available and in any event no later than sixty (60) days following the end of each fiscal year of the Borrower, copies of an annual budget (or equivalent) on a consolidated basis for the Borrower and its Subsidiaries, approved by the Borrower’s Board, for the then current fiscal year, together with the projections used in the preparation thereof, accompanied by a certificate of the chief financial officer of the Borrower certifying (in his or her capacity as an officer of the Borrower and not in his or her individual capacity) that such projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such projections are incorrect or misleading in any material respect.

(f) Promptly, and in any event within ten (10) days after receipt thereof by the Borrower or any of its Subsidiaries, copies of (x) each material notice or other material correspondence received from any securities regulator or exchange to the authority of which any Obligor or any of its Subsidiaries are subject concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor or any such Subsidiary and (y) all press releases; provided that documents required to be furnished pursuant to this Section 8.01(f) shall be deemed furnished on the date that such documents are publicly available on “EDGAR” and notice of such availability is provided to the Administrative Agent.

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(g) Promptly, and in any event within ten (10) days, after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to all the stockholders of the Borrower or any of its Subsidiaries, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any of its Subsidiaries may file or be required to file with any securities regulator or exchange to the authority of which the Borrower or any such Subsidiary, as applicable, are subject; provided that documents required to be furnished pursuant to this Section 8.01(g) shall be deemed furnished on the date that such documents are publicly available on “EDGAR” and notice of such availability is provided to the Administrative Agent.

(h) Copies of all letters of representations signed by any Obligor to its auditors and, promptly upon receipt thereof, copies of all auditor reports delivered for each fiscal quarter.

(i) Upon request of the Administrative Agent, the information regarding insurance maintained by the Borrower and its Subsidiaries as required under Section 8.05.

(j) Promptly following the Administrative Agent’s reasonable request at any time, proof of the Borrower’s compliance with Section 10.01.

(k) Within five Business Days of delivery, copies of all statements, reports and notices (including board presentations) made available to holders of the Borrower’s Equity Interests or to the Borrower’s Board; provided that any such material may be redacted by the Borrower to exclude information relating to the Lenders (including the Borrower’s strategy regarding the Loans).

(l) As soon as possible and in any event within ten (10) Business Days after the Borrower obtains knowledge of any return, recovery, dispute or Claim related to any Product or inventory that involves more than $1,000,000, written notice thereof from a Responsible Officer of the Borrower which notice shall set forth in reasonable detail the basis for such return, recovery, dispute or Claim.

(m) Such other information respecting the operations, properties, business, liabilities or condition (financial or otherwise) of the Borrower and each of its Subsidiaries (including with respect to the Collateral) as the Administrative Agent or any Lender may from time to time reasonably request.

The Borrower hereby acknowledges that the Administrative Agent or the Lenders may not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and the Administrative Agent, the Lenders or their respective personnel may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower covenants and agrees that, for purposes of both this Section 8.01 and Section 8.02 below, neither the Borrower nor any Person acting on its behalf will provide, or become obligated to provide, the Administrative Agent or any Lender or their respective representatives or agents with any information that the Borrower reasonably believes constitutes material non-public information, unless prior thereto, such receiving Person shall have confirmed to the Borrower in writing that it consents to receive such information; provided that, notwithstanding the foregoing, the information required to be delivered pursuant to (i) clauses (a), (b), (c), (d), (g), and (k) of Section 8.01 and (ii) clauses (a), (g), (j), (k) and (l) of Section 8.02 shall be furnished and delivered to the Administrative Agent as provided herein whether or not such information qualifies as material non-public information. The Borrower hereby acknowledges that the Administrative Agent and each Lender is relying on the foregoing covenant in effecting transactions in securities of the Borrower and the Administrative Agent and each Lender acknowledges that all material non-public information shall be subject to Section 14.16.

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8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent written notice of the following promptly, but in any event within five (5) Business Days, after a Responsible Officer of the Borrower or any of its Subsidiaries first learns of or acquires knowledge of the existence of any of the below circumstances or events (prepared in reasonable detail):

(a) The occurrence or existence of any Default or any event, circumstance, act or omission that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(b) The occurrence of any event with respect to any property or assets of the Borrower or any of its Subsidiaries resulting in a Loss aggregating $1,000,000 (or the Equivalent Amount in other currencies) or more.

(c) Any Claim, action, suit, notice of violation, hearing, investigation or other proceeding pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties.

(d) The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority or any other Person against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

(e) (i) On or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten (10) days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know (A) that an ERISA Event has occurred or is reasonably expected to occur or (B) that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect to either of the foregoing, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

(f) (i) The termination of any Material Agreement other than in accordance with its terms, including as a result of a breach or default; (ii) the receipt by the Borrower or any of its Subsidiaries of any material notice under any Material Agreement (and a copy thereof); (iii) the entering into of any new Material Agreement by an Obligor (and a copy thereof); or (iv) any material amendment to a Material Agreement (and a copy thereof). In the event that the Borrower or any of its Subsidiaries enters into any new Material Agreement, the Borrower shall update Schedule 7.14 to reflect such new Material Agreement and shall delivery the updated Schedule 7.14 (along with a copy of such Material Agreement) to the Administrative Agent within thirty (30) days after the end of the fiscal quarter during which such new Material Agreement is executed.

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(g) The reports and notices as required by the Security Documents.

(h) Within thirty (30) days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01, notice of any material change in accounting policies or financial reporting practices by the Obligors.

(i) Promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving the Borrower or any of its Subsidiaries.

(j) Any licensing agreement or similar arrangement entered into by the Borrower or any of its Subsidiaries in connection with (or as a result of) any infringement or alleged infringement by the Borrower or any of its Subsidiaries of the Intellectual Property of another Person.

(k) Concurrently with the delivery of financial statements under Section 8.01(b) or (c), the creation or other acquisition of any new Intellectual Property by the Borrower or any Subsidiary after the date hereof and during such prior fiscal quarter or fiscal year, as applicable, for which such financial statements were delivered, which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority.

(l) Any change to the ownership of the Deposit Accounts, Securities Accounts and Commodity Accounts of the Borrower or any of its Subsidiaries, by delivering the Administrative Agent an updated Schedule 7 to the Security Agreement setting forth a complete and correct list of all such accounts as of the date of such change.

(m) The occurrence or existence of any event, circumstance, act or omission that would cause any representation or warranty contained in Section 7.07, Section 7.18 or Section 7.19 to be incorrect in any material respect if such representation or warranty was to be made at the time the Borrower learned of such event, circumstance, act or omission.

(n) The acquisition by the Borrower or any of its Subsidiaries, in a single or series of related transactions, of any fee interest in any real property having a fair market value in excess of $1,000,000.

(o) Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect or an Adverse Regulatory Event.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a financial officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Nothing in this Section 8.02 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document.

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8.03 Existence; Conduct of Business. The Borrower shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and all Governmental Approvals necessary or material to its Product Development and Commercialization Activities.

8.04 Payment of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge its obligations, including (i) all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Borrower or any Subsidiary, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP, and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

8.05 Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the request of the Administrative Agent, the Borrower shall furnish the Administrative Agent from time to time with (i) information as to the insurance carried by each Obligor and each of its Subsidiaries and, if so requested, copies of all such insurance policies and (ii) a certificate from the Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid and that such policies are in full force and effect. The Borrower shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to the insured Person without at least thirty (30) days’ prior written notice to the Borrower and the Administrative Agent. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Borrower (payable on demand). The amount of any such expenses shall accrue interest at the Default Rate if not paid on demand and shall constitute “Obligations.”

8.06 Books and Records; Inspection Rights. The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition (financial or otherwise) with its officers and independent accountants, all at such reasonable times (but not more often than once a year unless an Event of Default has occurred and is continuing) as the Administrative Agent or any Lender may request. The Obligors shall pay all reasonable and documented out of pocket costs and expenses of all such inspections.

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8.07 Compliance with Laws, Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc..

(a) The Borrower shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with all applicable Laws (including Environmental Laws), Regulatory Approvals and Governmental Approvals (including all such Laws, Regulatory Approvals and Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties), and (ii) comply in all material respects with all terms of Indebtedness and all other Material Agreements, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) With respect to the Products and all Product Development and Commercialization Activities, the Borrower shall, and shall cause each other Obligor and each of their respective Subsidiaries (to the extent applicable) and Collaboration Partners to, (i) maintain in full force and effect all Regulatory Approvals (including all Product Authorizations), Contracts, Product Related Information, Material Intellectual Property, and other rights, interests or assets (whether tangible or intangible) necessary for the operations of the Borrower’s or such Obligor’s business, as the case may be, including any Product Development and Commercialization Activities, (ii) notify the Administrative Agent, promptly after learning of (x) any product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued by the Borrower, any such Obligor or any of their respective suppliers, as the case may be, whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product or any Product Development and Commercialization Activities, or (y) any basis for undertaking or issuing any such action or item, (iii) maintain in full force and effect, and pay all costs and expenses relating to such maintenance, all Intellectual Property owned or controlled by the Borrower or any such Obligor that is used in and is necessary for the operations of the business of such Person, including Product Development and Commercialization Activities, and all Material Agreements, (iv) notify the Administrative Agent, promptly after learning thereof, of any infringement or other violation by any Person of the Borrower’s or any other Obligor’s Intellectual Property that is used in the operations of the business of such Person, or in connection with any Product Development and Commercialization Activities, and aggressively pursue any such infringement or other violation, to the extent the Borrower deems it commercially reasonable to do so, (v) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new Intellectual Property developed or controlled by the Borrower or any other Obligor, as the case may be, that is used in and necessary for the operations of the business of such Person, or in connection with any Product Development and Commercialization Activities, and (vi) notify the Administrative Agent, promptly after learning thereof, of (x) any claim by any Person that the conduct of the Borrower’s or any such Obligor’s business (including any Product Development and Commercialization Activities) infringes any Intellectual Property of such Person, or (y) any event, circumstance, act or omission that would cause any representation or warranty contained in Section 7.19 to be incorrect in any material respect if such representation or warranty was to be made at the time such Obligor learned of such event, circumstance, act or omission.

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8.08 Maintenance of Properties, Etc.. The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its assets and properties, whether tangible or intangible, necessary or useful in the proper conduct of the Borrower’s or such Subsidiary’s business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

8.09 Action under Environmental Laws. The Borrower shall, and shall cause each of its Subsidiaries to, upon becoming aware of the release of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition in compliance in all material respects with applicable Environmental Laws.

8.10 Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.04. Without limiting the foregoing, no part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that violates the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.11 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors. The Borrower shall take such action from time to time as shall be necessary to ensure that (x) each of its Subsidiaries that is a party to this Agreement as of the date hereof will be and will remain an Obligor and Subsidiary Guarantor hereunder (except as otherwise permitted by Section 9.03), and (y) each of its other Subsidiaries, whether direct or indirect, now existing or hereafter created, will, within ten (10) Business Days of becoming a Subsidiary, become an “Obligor” and a “Subsidiary Guarantor” pursuant to this Section 8.11. Without limiting the generality of the foregoing, if the Borrower or any of its Subsidiaries forms or acquires any new Subsidiary, then the Borrower concurrently shall (unless otherwise agreed by the Administrative Agent in its sole discretion), within ten (10) Business Days of such event:

(i) cause such Subsidiary to become an “Obligor” and a “Subsidiary Guarantor” hereunder, a “Grantor” (or the equivalent thereof) under the applicable Security Document, and a “Subsidiary Party” under the Intercompany Subordination Agreement;

(ii) take such action or cause such Subsidiary to take such action (including joining the Security Agreement or the applicable Security Documents and delivering certificated Equity Interests together with undated transfer powers executed in blank, applicable control agreements, and other instruments) as shall be deemed reasonably necessary or desirable by the Administrative Agent to create and perfect, in favor of the Administrative Agent, for the benefit of the Secured Parties, valid and enforceable first priority Liens on substantially all of the personal property of such new Subsidiary as collateral security for the Obligations hereunder;

(iii) cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all outstanding issued Equity Interests of such Subsidiary for the purpose of creating and perfecting, in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and perfected first priority Lien on such Equity Interests; and

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(iv) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Administrative Agent shall have reasonably requested.

(b) Further Assurances.

(i) Each Obligor shall, and shall cause each of its direct or indirect Subsidiaries (including any newly formed or newly acquired Subsidiaries) to take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement (including this Section 8.11) and the applicable Security Documents.

(ii) Subject to section 8.11(c), in the event that the Borrower or any of its Subsidiaries holds or acquires any Intellectual Property or other assets or properties, the Borrower or any such Subsidiary shall take any action as shall be reasonably necessary to ensure that the provisions of this Agreement and the Security Agreement shall apply thereto and any such Intellectual Property or other assets or properties shall constitute part of the Collateral under the Security Documents.

(iii) Without limiting the generality of the foregoing, within ten (10) Business Days following written request from the Administrative Agent, the Borrower shall cause each Person that is required to be a Subsidiary Guarantor or an Obligor hereunder to take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments, and delivering certificated Equity Interests together with undated transfer powers executed in blank) as shall be reasonably requested by the Administrative Agent to create, in favor of the Secured Parties, a first priority perfected security interest and Lien in substantially all of the assets and property of such Person as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the applicable Security Documents.

(iv) In the event that the Borrower or any of its Subsidiaries acquires any real property with a value in excess of $1,000,000 during the term of this Agreement, the Borrower shall promptly notify the Administrative Agent and provide the Administrative Agent with a description of such real property, the acquisition date thereof and the purchase price therefor. Upon the request of the Administrative Agent, the Borrower or any such Subsidiary shall execute and deliver a mortgage with respect to such acquired real property to secure the Obligations.

(c) Costs and Benefits. Notwithstanding any term or provision of this Section 8.11 to the contrary, without limiting the right of the Administrative Agent or the Lenders to require a Lien or a security interest in the Equity Interests of, or Guarantee from, any newly acquired or created Subsidiary of the Borrower, or a Lien or security interest on any assets or properties of the Borrower or any of its Subsidiaries, so long as no Event of Default has occurred and is continuing, the Borrower may request in writing to the Administrative Agent that the Majority Lenders waive the requirements of this Section 8.11 to provide a Lien, security interest or Guarantee, as the case may be, due to the cost or burden thereof to the Borrower and its Subsidiaries (when taken as a whole) being unreasonably excessive relative to the benefit that would inure to the Secured Parties, and describing such cost or burden in reasonable detail. Upon receipt of any such written notice, the Administrative Agent shall review and consider such request in good faith and, within five (5) Business Days of receipt of such request, the Administrative Agent shall determine in its sole but commercially reasonable discretion, and notify the Borrower of such determination, whether the Administrative Agent will grant such request for a waiver. With respect to any Subsidiary for which the requirement to provide a Lien, security interest or Guarantee, as the case may be, has been waived by the Administrative Agent in accordance with this Section 8.11(c), such waiver may be terminated by the Administrative Agent if it determines in its sole but commercially reasonable discretion that the cost or burden of providing such Lien, security interest or Guarantee is no longer unreasonably excessive relative to the benefits that would inure to the Secured Parties. If such waiver is terminated, such Subsidiary shall be required to comply with the requirements of this Section 8.11.

8.12 Termination of Non-Permitted Liens. In the event that the Borrower or any of its Subsidiaries shall become aware or be notified by the Administrative Agent or any Lender of the existence of any outstanding Lien against any asset or property of the Borrower or any of its Subsidiaries, which Lien is not a Permitted Lien, the Borrower shall use its commercially reasonable efforts to promptly terminate or cause the termination of such Lien.

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8.13 Intellectual Property.

(a) In the event that any of the Obligors or any of their respective Subsidiaries acquire, develop or create Intellectual Property during the term of this Agreement, then the provisions of this Agreement and the other Loan Documents, to the extent applicable, shall automatically apply thereto and any such Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition, development or creation (except that any representations or warranties of any Obligor shall apply to any such Intellectual Property only from and after the date, if any, subsequent to such acquisition or creation that such representations and warranties are brought down or made anew as provided herein). Promptly after such creation, development or acquisition of Intellectual Property that constitutes Material Intellectual Property, the Borrower shall give written notice thereof, in reasonable detail, to the Administrative Agent.

(b) The Borrower shall, and shall cause each of its Subsidiaries (to the extent applicable) to, (i) promptly upon obtaining knowledge thereof, notify the Administrative Agent of any infringement or other violation by any Person of the Material Intellectual Property owned by the Borrower or any such Subsidiary, and aggressively pursue any such infringement or other violation, except in any specific circumstance where the Borrower reasonably determines in good faith that it is not commercially reasonable to do so, (ii) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new Material Intellectual Property owned by the Borrower or any of its Subsidiaries, as the case may be, and (iii) promptly after obtaining knowledge thereof, notify the Administrative Agent of any written Claim by any Person that the conduct of the business of the Borrower or any of its Subsidiaries (including any Product Development and Commercialization Activities with respect to any product) has infringed upon any Intellectual Property of another Person that could reasonably be expected to result in a Material Adverse Effect.

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8.14 Litigation Cooperation. The Borrower shall make available to the Administrative Agent and the Lenders, without expense to the Administrative Agent or the Lenders, reasonable access to each Obligor, each of such Obligor’s Subsidiaries and each of their officers, employees and agents and the books and records of each such Obligor and its Subsidiaries, to the extent that the Administrative Agent or any Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against the Administrative Agent or any Lender with respect to any Collateral, the subject of any Loan Documents or relating to any Obligor or any of its Subsidiaries under the Loan Documents.

8.15 ERISA Compliance. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with the provisions of ERISA with respect to any Plans to which the Borrower or any Subsidiary is a party as employer.

8.16 Cash Management. Subject to Section 8.18, each Obligor shall:

(a) maintain at all times all Deposit Accounts, Securities Accounts, Commodity Accounts, lockboxes and similar accounts (other than Excluded Accounts) held by the Obligor with a bank or financial institution that has executed and delivered to the Administrative Agent an Account Control Agreement in favor of the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent (each such Deposit Account, Securities Account, Commodity Account, lockbox or similar account, a “Controlled Account”);

(b) maintain each such Controlled Account as a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and the Obligor shall have granted a Lien and security interest to the Administrative Agent, for the benefit of the Secured Parties, over such Controlled Accounts;

(c) deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts receivable, Contracts or any other rights and interests into one or more Controlled Accounts;

(d) at any time after the occurrence of an Event of Default, at the request of the Administrative Agent, direct all payments constituting proceeds of accounts receivable to be directed into lockbox accounts pursuant to agreements in form and substance reasonably satisfactory to the Administrative Agent; and

(e) in the event of any change to any Obligor’s ownership of any Deposit Account, Securities Account or Commodity Account, within seven (7) Business Days after the occurrence of such change deliver written notice to the Administrative Agent (prepared in reasonable detail) of such change and the reason or circumstance causing such change.

8.17 Conference Calls. No later than five (5) Business Days after delivery of the financial statements pursuant to Sections 8.01(b) and 8.01(c), at the request of the Administrative Agent, the Borrower shall cause its chief financial officer (or its chief executive officer) to participate in conference calls with the Administrative Agent and the Lenders to discuss, among other things, the financial condition of each Obligor and any financial or earnings reports; provided that such conference calls shall be held at reasonable times during normal business hours and, so long as no Event of Default has occurred and is continuing, not more frequently than once per fiscal quarter.

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8.18 Post-Closing Covenants. The Borrower shall complete or shall cause to be completed each of the items set forth on Schedule 8.18 in the timeframes set forth therein.

SECTION 9
NEGATIVE COVENANTS

Each Obligor jointly and severally covenants and agrees, for the benefit of the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and inchoate indemnification and expense obligations for which no Claim has been made) have been paid in full indefeasibly in cash:

9.01 Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except for the following:

(a) the Obligations;

(b) Indebtedness existing on the Closing Date and set forth on Schedule 7.13(a) and Permitted Refinancings thereof; provided that, in each case, such Indebtedness is subordinated to the Obligations on terms satisfactory to the Administrative Agent;

(c) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of such Obligor’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(d) Indebtedness consisting of Guarantees resulting from endorsement of negotiable instruments for collection by any Obligor in the ordinary course of business;

(e) Indebtedness of an Obligor (other than any Foreign Subsidiary), including in respect of Guarantees owed, to any other Obligor; provided that, in each case, such Indebtedness is subordinated to the Obligations pursuant to an Intercompany Subordination Agreement;

(f) normal course of business equipment financing; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $500,000 (or the Equivalent Amount in other currencies) at any time;

(g) Indebtedness under Hedging Agreements permitted by Section 9.05(f); and

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(h) Indebtedness in respect of Capital Lease Obligations not to exceed $500,000 at any time.

9.02 Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien or security interest on any property or assets now or in the future owned by it or such Subsidiary, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for the following:

(a) Liens securing the Obligations;

(b) any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 7.13; provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens securing Indebtedness permitted under Section 9.01(f); provided that such Liens are restricted solely to the collateral described on Section 9.01(f);

(d) Liens imposed by Law arising in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(f) Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(g) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(h) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to Laws; and (iii) rights of expropriation, access or use or any similar right conferred or reserved by or in any Law, which, in the aggregate for (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; and

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(i) bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

provided that no Lien otherwise permitted under any of clauses (b) through (i) above shall apply to any Material Intellectual Property.

9.03 Fundamental Changes and Acquisitions. The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) sell or issue any of its Equity Interests, or (iv) make any Acquisition or otherwise acquire any business or substantially all the property from, or Equity Interests in, or be a party to any acquisition of, any Person, except for the following (in each case, solely to the extent that no Event of Default has occurred and is continuing, or could not reasonably be expected to result therefrom):

(a) Investments permitted under Section 9.05(e) and the issuance of Equity Interests pursuant to Benefit Plans existing on the Closing Date or adopted by the Borrower’s stockholders after the Closing Date;

(b) the merger, amalgamation or consolidation of any Subsidiary Guarantor with or into any other Obligor (other than any Foreign Subsidiary); provided that with respect to any such transaction involving the Borrower, the Borrower must be the surviving or successor entity of such transaction;

(c) the sale, lease, transfer or other disposition by any Subsidiary Guarantor of any or all of its property (upon voluntary liquidation or otherwise) to any other Obligor (other than any Foreign Subsidiary);

(d) the sale, transfer or other disposition of the Equity Interests of any Subsidiary Guarantor to any other Obligor (other than any Foreign Subsidiary);

(e) Permitted Acquisitions;

(f) Asset Sales permitted pursuant to Section 9.09; and

(g) the dissolution of Bovie Medical, LLC pursuant to Section 8.18.

9.04 Lines of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in on the Closing Date by the Borrower or its Subsidiaries or a business reasonably related thereto and reasonable extensions thereof.

9.05 Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except for the following:

(a) Investments outstanding on the date hereof and identified on Schedule 9.05;

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(b) operating deposit accounts with banks that comply with Section 8.16;

(c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(d) cash and Permitted Cash Equivalent Investments in Controlled Accounts;

(e) Investments by any Obligor in the Subsidiary Guarantors (other than Foreign Subsidiaries);

(f) so long as no Event of Default has occurred and is continuing or could reasonably be expected to result therefrom, Hedging Agreements entered into in the Borrower’s ordinary course of business for the purpose of hedging currency risks (and not for speculative purposes);

(g) Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(h) employee loans, travel advances and Guarantees in accordance with the Borrower’s usual and customary practices with respect thereto (if permitted by Laws) which in the aggregate shall not exceed $500,000 outstanding at any time (or the Equivalent Amount in other currencies);

(i) Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(j) Investments permitted under Section 9.03;

(k) so long as no Event of Default has occurred and is continuing or could reasonably be expected to result therefrom, Investments of cash and Permitted Cash Equivalent Investments in Apyx Bulgaria; provided that (x) the aggregate amount of such Investments (including payments in respect of intercompany Indebtedness or in connection with intercompany transfer pricing and cost-plus pricing arrangements) made with respect to Apyx Bulgaria does not, at any time, exceed $1,000,000 in any calendar year, and (y) the amount of such Investments in Apyx Bulgaria at any time outstanding does not exceed the amount necessary to fund the current monthly operating expenses of Apyx Bulgaria;

(l) so long as no Event of Default has occurred and is continuing or could reasonably be expected to result therefrom, Investments of cash and Permitted Cash Equivalent Investments by Apyx China Holding in Apyx SY; provided that (x) the aggregate amount of such Investments (including payments in respect of intercompany Indebtedness or in connection with intercompany transfer pricing and cost-plus pricing arrangements) made with respect to Apyx SY does not, at any time, exceed $350,000 in any calendar year, and (y) the amount of such Investments in Apyx SY at any time outstanding does not exceed the amount necessary to fund the current monthly operating expenses of Apyx SY (taking into account its revenue from other sources and other investments in Apyx SY from its equityholders); and

(m) Investments by any Obligor of cash and Permitted Cash Equivalent Investments in Apyx China Holding for the purposes of making the Investments permitted pursuant to Section 9.05(l); provided that the aggregate amount of any such Investments does not, at any time, exceed $350,000 in any calendar year.

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9.06 Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, other than the following (in each case, solely to the extent that no Event of Default has occurred and is continuing, or could not reasonably be expected to result therefrom):

(a) dividends with respect to the Borrower’s Equity Interests payable solely in shares of its Qualified Equity Interests;

(b) the Borrower’s purchase, redemption, retirement, or other acquisition of its Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Qualified Equity Interests;

(c) dividends or other distributions paid by any Subsidiary Guarantor to any other Obligor (other than any Foreign Subsidiary); and

(d) dividends or other distributions paid by any Subsidiary of an Obligor to an Obligor (other than any Foreign Subsidiary).

9.07 Payments of Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (i) payments of the Obligations, (ii) scheduled payments (and not accelerated, voluntary or other similar contractually unscheduled payments) of other Permitted Indebtedness and (iii) repayment of intercompany Indebtedness permitted in reliance upon Section 9.01(e).

9.08 Change in Fiscal Year. The Borrower shall not, and shall not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of the Borrower.

9.09 Sales of Assets, Etc.. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer or otherwise dispose of any of its property (including accounts receivable and Equity Interests of Subsidiaries), or forgive, release or compromise any amount owed to such Obligor or Subsidiary, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except for the following (provided that, in the case of any Asset Sale of the type described in clause (b) or (d) below, such Asset Sale shall only be permitted to the extent that no Event of Default has occurred and is continuing, or could not reasonably be expected to result therefrom):

(a) sales of inventory in the ordinary course of its business on customary business terms;

(b) the forgiveness, release or compromise of any amount owed to any other Obligor in the ordinary course of business;

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(c) Asset Sales that constitute outbound licenses permitted pursuant to Section 9.13(b);

(d) transfers of property (other than Material Intellectual Property) by any Subsidiary Guarantor to any other Obligor (other than any Foreign Subsidiary);

(e) dispositions of any property that is obsolete or worn out or no longer used or useful in such Person’s business; and

(f) in connection with any transaction permitted under Section 9.03 or 9.05.

9.10 Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for the following:

(a) transactions between or among Obligors (other than any Foreign Subsidiary);

(b) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any Subsidiary in the ordinary course of business; and

(c) any other transaction of such Obligor or any of its Subsidiaries that is (i) on fair and reasonable terms that are no less favorable (including with respect to the amount of cash or other consideration receivable or payable in connection therewith ) to such Obligor or such Subsidiary, as applicable, than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate of such Obligor or such Subsidiary, and (ii) of the kind which would be entered into by a prudent Person in the position of such Obligor or such Subsidiary, as applicable, with another Person that is not an Affiliate of such Obligor or such Subsidiary, as applicable.

9.11 Restrictive Agreements. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by Law or by the Loan Documents and (ii) the Restrictive Agreements listed on Schedule 7.15, which Restrictive Agreements may not be amended or otherwise modified without the consent of the Administrative Agent.

9.12 Modifications, Terminations, Etc. of Material Agreements and Organic Documents.

(a) The Borrower shall not, and shall not permit any of its Subsidiaries to:

(i) waive, amend, terminate, replace or otherwise modify any term or provision of any Organic Document, in any manner that would be materially adverse to the interests of the Secured Parties or any of the Obligations; or

(ii) (x) take or omit to take any action that results in the termination of any Material Agreement or (y) take any action that permits any Material Agreement to be terminated by any counterparty thereto prior to its stated date of expiration (in each case, unless such terminated Material Agreement is replaced with another agreement that, viewed as a whole, is on equal or better terms for the Borrower or such Subsidiary), except to the extent such omission or action could not reasonably be expected to have or result in a Material Adverse Effect.

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(b) Without the Administrative Agent’s prior written consent, which consent may be withheld, delayed or conditioned in the sole determination of the Administrative Agent, the Borrower will not, directly or indirectly, solicit, encourage, consider, propose, recommend, participate in or otherwise agree or consent to any compromise, arrangement or reorganization of the type described in or contemplated by Article EIGHTH of the Borrower Certificate of Incorporation.

(c) In the event any creditor or stockholder of the Borrower proposes that the Borrower, directly or indirectly, enter into or participate in any such compromise, arrangement or reorganization of the type described in or contemplated by Article EIGHTH of the Borrower Certificate of Incorporation the Borrower shall promptly provide the Administrative Agent with written notice thereof (prepared in reasonable detail) , but in any event within two (2) Business Days of receipt of such proposal. Not later than two (2) Business Days following receipt of any such proposal the Borrower shall notify such creditor or stockholder, as the case may be, in writing (with a copy of such notice delivered to the Administrative Agent), of the restrictions binding upon the Borrower pursuant to Section 9.12(b) above.

(d) The Borrower shall take all commercially reasonable action, including arranging for (and expressly providing its affirmative recommendation in support of) a vote of its stockholders, to amend the Borrower Certificate of Incorporation to delete Article EIGHTH therefrom in its entirety, such vote to occur at the Borrower’s 2024 annual meeting (for the 2023 fiscal year) of stockholders, but in no event later than December 31, 2024. Copies of all notices to stockholders in respect of such amendment shall be delivered simultaneously to the Administrative Agent.

9.13 Inbound and Outbound Licenses.

(a) Material Inbound Licenses. Set forth on Schedule 9.13(a) is a list of all Material Inbound Licenses entered into on or prior to the Closing Date that are currently in effect and as to which the Borrower or any of its Subsidiaries is subject. After the Closing Date neither the Borrower nor any of its Subsidiaries shall enter into any Material Inbound License unless (i) such license has been entered into by the Borrower or one of its Subsidiaries, as the case may be, in the ordinary course of business on an arm’s-length basis, on commercially reasonable terms with a non-Affiliated third party, and (ii) the Borrower has provided prior written notice to the Administrative Agent of the material terms of such Material Inbound License with a description of its anticipated and projected impact on the Borrower’s or such Subsidiary’s business or financial condition, as the case may be.

(b) Material Outbound Licenses. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or become or remain bound by any outbound license, including any collaboration or development agreement, of Material Intellectual Property of the Borrower or any of its Subsidiaries unless such outbound license: (i) has been entered into by the Borrower or one of its Subsidiaries, as the case may be, on an arm’s-length basis with non-Affiliated third party, on commercially reasonable terms and in the ordinary course of business, (ii) to the extent such Material Intellectual Property constitutes Collateral, does not prevent or impair the ability of any Secured Party from fully exercising its remedial rights under any of the Loan Documents in the event of an Event of Default (including a disposition or liquidation in connection with a foreclosure), (iii) is not perpetual and (iv) is not an Exclusive License.

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9.14 Sales and Leasebacks. Except as disclosed on Schedule 9.14, the Borrower shall not, and shall not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Obligor or Subsidiary has sold or transferred or is to sell or transfer to any other Person, and (ii) which such Obligor or Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.15 Hazardous Material. the Borrower shall not, and shall not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

9.16 Off-Label Promotion. The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) make statements with respect to any Products or Product Development and Commercialization Activities that the FDA could reasonably be expected to characterize as off-label promotion, or (ii) directly or indirectly, assist, encourage or otherwise condone the making of statements by any Collaboration Partner with respect to any Products or Product Development and Commercialization Activities that the FDA could reasonably be expected to characterize as off-label promotion. To the extent compliance with the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time (21 U.S.C. § 301 et seq.) is required in any agreement with a Collaboration Partner, the Borrower and its Subsidiaries shall exercise their contractual rights to prohibit conduct or statements with respect to any Products or Product Development and Commercialization Activities that the FDA could reasonably be expected to characterize as off-label promotion.

9.17 Accounting Changes. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.18 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (i) any event that could reasonably be expected to result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (ii) any other ERISA Event that could reasonably be expected to, in the aggregate, have a Material Adverse Effect. No Obligor or Subsidiary thereof shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

9.19 Inconsistent Agreements. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any agreement containing any provision which would (i) be violated or breached by such Person hereunder or by the performance by such Person of any of its obligations hereunder or under any other Loan Document, (ii) prohibit any such Person from granting to the Administrative Agent a Lien on any of its assets or (iii) create or permit to exist or become effective any Lien or restriction on the ability of any Obligor to (x) pay dividends or make other distributions to the Borrower, or pay any Indebtedness owed to the Borrower, (y) make loans or advances to the Borrower or (z) transfer any of its assets or properties to the Borrower.

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9.20 Sanctions; Anti-Corruption; Use of Proceeds. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption Law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that could reasonably be expected to result in a violation of Sanctions by any Person.

9.21 Passive Holding Company Status of Apyx China Holding. Apyx China Holding shall not engage in any operating or business activities; provided that the following activities shall be permitted: (i) its ownership of the Equity Interests of Apyx SY and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its Obligations under or in connection with the Loan Documents, (iv) receipt of Investments permitted pursuant to Section 9.05(m), (v) making of Investments in Apyx SY to the extent permitted pursuant to Section 9.05(l), (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group that includes the Borrower and Apyx China Holding, (vii) holding any cash incidental to any activities permitted under this Section 9.20, (viii) providing indemnification to officers, managers and directors and (ix) obtaining a royalty-free license from Borrower related to the manufacture and sale of certain products utilizing intellectual property of the Borrower, and sub-licensing such rights to Apyx SY. Notwithstanding the foregoing, Apyx China Holding shall not (a) incur any Liens other than those in favor of the Administrative Agent for the benefit of the Secured Parties or non-consensual Liens permitted by Section 9.02, (b) own any Equity Interests, other than those of Apyx SY, (c) sell, transfer or otherwise dispose of any Equity Interests, or any of its rights or interests therein, of Apyx SY, or (d) incur, assume or otherwise become liable with respect to any Indebtedness other than the Obligations.

9.22 Restrictions Applicable to Foreign Subsidiaries. Notwithstanding any other provision hereof to the contrary, the Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(a) permit the aggregate amount of cash and Permitted Cash Equivalent Investments held by Foreign Subsidiaries to exceed $3,000,000 (or the Equivalent Amount in other currencies) at any one time;

(b) consummate any Asset Sale to or make any Investment in any Foreign Subsidiary other than Investments of cash and Permitted Cash Equivalent Investments permitted to be made pursuant to Section 9.05(k) or Section 9.05(l), as applicable;

(c) commingle any of its assets (including any Deposit Accounts, Securities Accounts, Commodities Accounts, lockboxes or other similar accounts, cash or Permitted Cash Equivalent Investments) with the assets of any Foreign Subsidiary or (ii) permit any Foreign Subsidiary to commingle any of its assets (including any Deposit Accounts, Securities Accounts, Commodities Accounts, lockboxes or other similar accounts, cash or Permitted Cash Equivalent Investments) with the assets of any such other Person; or

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(d) permit any Foreign Subsidiary to own, or have an Exclusive License in respect of, any Material Intellectual Property.

SECTION 10
FINANCIAL COVENANTS

10.01 Minimum Liquidity. The Borrower shall at all times hold and maintain a minimum aggregate balance of three million dollars ($3,000,000) in unrestricted cash-on-hand and Permitted Cash Equivalent Investments in one or more Controlled Accounts (Subject to Section 8.18) maintained with one or more commercial banks or similar deposit-taking institutions in the U.S. that are free and clear of all Liens, other than Liens granted under the Loan Documents in favor of the Administrative Agent for the benefit of the Secured Parties.

10.02 Minimum Advanced Energy Net Revenue. On each calculation date set forth below (each, a “Calculation Date”), the Borrower and its Subsidiaries shall have received consolidated Advanced Energy Net Revenue for the period of twelve (12) consecutive months ending on the last day of such Calculation Date, determined on the basis of the financial statements most recently delivered pursuant to Section 8.01(c), in an aggregate amount not less than the corresponding amount set forth opposite such Calculation Date:

Calculation Date	TTM Advanced Energy Net Revenue
March 31, 2024	$35,000,000
June 30, 2024	$36,200,000
September 30, 2024	$38,900,000
December 31, 2024	$41,600,000
March 31, 2025	$43,900,000
June 30, 2025	$47,700,000
September 30, 2025	$51,800,000
December 31, 2025	$57,000,000
March 31, 2026	$59,400,000
June 30, 2026	$63,800,000
September 30, 2026	$66,300,000
December 31, 2026	$70,200,000
March 31, 2027	$73,100,000
June 30, 2027	$76,600,000
September 30, 2027	$81,500,000
December 31, 2027	$87,800,000
March 31, 2028	$90,600,000
June 30, 2028	$93,700,000
September 30, 2028	$96,800,000

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SECTION 11
EVENTS OF DEFAULT

11.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Principal or Interest Payment Default. The Borrower shall fail to pay any principal of or interest on the Loans, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof or otherwise.

(b) Other Payment Defaults. Any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries under or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d) Certain Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.01, 8.02, 8.03 (with respect to the Borrower’s existence), 8.07, 8.08, 8.10, 8.11, 8.13, 8.16, 8.18, Section 9 or Section 10.

(e) Other Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of thirty (30) or more days.

(f) Payment Default on Other Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness or other Indebtedness having an aggregate principal amount in excess of $1,000,000, in any such case, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness.

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(g) Other Defaults on Other Indebtedness or any Material Agreement.

(i) (i) Any material breach of, or “event of default” or similar event under, the documentation governing any Material Indebtedness shall occur, (ii) any event or condition occurs (A) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (iii) there occurs under any Hedging Agreement an early termination date (as defined in such Hedging Agreement) resulting from (x) any event of default under such Hedging Agreement as to which the Borrower or any of its Subsidiaries is the defaulting party (as defined in such Hedging Agreement) or (y) any termination event (as defined in such Hedging Agreement) under such Hedging Agreement as to which the Borrower or any Subsidiary is an affected party (as defined in such Hedging Agreement) and, in either event, the termination value (if determined in accordance with the Hedging Agreement) or the amount determined as the mark-to-market value (if the termination value has not been so determined) for such affected Hedging Agreement that is owed by the Borrower or such Subsidiary as a result thereof is greater than $1,000,000; provided that this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness so long as such Indebtedness is repaid when required under the documents related to such Material Indebtedness.

(ii) (x) Any material breach of, or “event of default” or similar event under any Material Agreement shall occur (after the expiration of any applicable grace period contained therein) or (y) any Material Agreement is terminated by any counterparty thereto prior to the scheduled expiration thereof.

(h) Insolvency, Bankruptcy, Etc.

(i) The Borrower and its Subsidiaries (taken together and on a consolidated basis) fail to be Solvent, or generally do not or become unable to pay their respective debts or meet their respective liabilities as the same become due; or the Borrower or any of its Subsidiaries admit in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors.

(ii) The Borrower or any of its Subsidiaries makes an assignment of its property for the general benefit of its creditors.

(iii) The Borrower or any of its Subsidiaries institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting any material allegations of a petition filed against it in any such proceeding.

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(iv) The Borrower or any of its Subsidiaries applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property.

(v) The Borrower or any of its Subsidiaries takes any action, corporate or otherwise, for the purpose of affecting any of the actions described in this Section 11.01(h).

(vi) Any petition is filed, application made or other proceeding instituted against or in respect of the Borrower or any of its Subsidiaries:

(A) seeking to adjudicate it as insolvent;

(B) seeking a receiving order against it;

(C) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(D) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding referred to in this Section 11.01(h)(vi) continues undismissed, or unstayed and in effect, for a period of sixty (60) calendar days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against the Borrower or such Subsidiary thereunder in the interim, such grace period will cease to apply.

(vii) Any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in section 11.01(h) above.

(i) Judgments. One or more judgments for the payment of money which, together with all other outstanding final judgments for the payment of money (not covered by insurance and as to which the insurer has been notified of such judgment and has not denied or failed to acknowledge coverage), in an aggregate amount in excess of $1,000,000 (or the Equivalent Amount in other currencies) shall be rendered against any Obligor or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of sixty (60) calendar days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

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(j) ERISA and Pension Plans. (i) An ERISA Event shall have occurred that, in the opinion of the Administrative Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $500,000 in the aggregate since the Closing Date.

(k) Change of Control. A Change of Control shall have occurred.

(l) Material Adverse Change, Etc. A Material Adverse Change or Material Regulatory Event shall have occurred.

(m) Impairment of Security, Etc. (i) Any Lien created by any of the Security Documents shall at any time not constitute a valid and perfected Lien on the applicable Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, free and clear of all other Liens (other than Permitted Liens), (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) shall cease to be in full force and effect, or (iii) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature, priority or enforceability of any such Lien, Loan Document or Guarantee.

(n) Failure to be Registered. The outstanding shares of common stock of the Borrower at any time fail to be registered with the United States Securities and Exchange Commission or such common stock fails to remain listed for trading on the Nasdaq Stock Market, in either case, which failure continues unremedied for a period of thirty (30) calendar days.

11.02 Remedies. Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h)), and at any time thereafter, the Administrative Agent may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be immediately due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of an Event of Default described in Section 11.01(h), the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor. Unless expressly provided otherwise herein, upon the occurrence thereof Events of Default shall remain outstanding until waived or otherwise cured in writing by the Administrative Agent.

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11.03 Additional Remedies. Upon the occurrence of an Event of Default, if the Borrower or any of its Subsidiaries shall be in uncured default under a Material Agreement, the Administrative Agent or the Lenders shall have the right (but not the obligation) to cause the default or defaults under such Material Agreement to be remedied (including without limitation by paying any unpaid amount thereunder) and otherwise exercise any and all rights of the Borrower or such Subsidiary, as the case may be, thereunder, as may be necessary to prevent or cure any default. Without limiting the foregoing, upon any such default, the Borrower and each of its Subsidiaries shall promptly execute, acknowledge and deliver to the Administrative Agent such instruments as may reasonably be required of the Borrower or such Subsidiary to permit the Administrative Agent and the Lenders to cure any default under the applicable Material Agreement or permit the Administrative Agent and the Lenders to take such other action required to enable the Administrative Agent and the Lenders to cure or remedy the matter in default and preserve the interests of the Administrative Agent or Lenders. Any amounts paid by the Administrative Agent or Lenders pursuant to this Section 11.03 shall be payable on demand by the Obligors, shall accrue interest at the Default Rate if not paid on demand, and shall constitute “Obligations.”

SECTION 12
THE ADMINISTRATIVE AGENT

12.01 Appointment and Duties. Subject in all cases to clause (c) below:

(a) Appointment of Administrative Agent. Each of the Lenders hereby irrevocably appoints Perceptive Credit Holdings IV, LP (together with any successor to the Administrative Agent pursuant to Section 12.09) as the administrative agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from the Borrower or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized by each Lender, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding); provided that (x) the Administrative Agent shall only be required to act in such agency capacity if it has notified the Borrower and the Lenders in writing that it has elected to do so, and (y) so long as the Administrative Agent has not delivered any such election notice it shall not be deemed to be acting as a disbursing and collecting agent for any other Lender or Secured Party and no Person shall be authorized to make any payment to the Administrative Agent for such purpose, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Laws or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by any Obligor with, and cash and Permitted Cash Equivalent Investments held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

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(c) Limited Duties. The Lenders and the Obligors hereby each acknowledge and agree that the Administrative Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto and the Transactions and (ii) subject only to the notice provisions set forth in Section 12.09, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature and do not (and are not intended to) create any fiduciary obligations, notwithstanding the use of the defined term “the Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c).

12.02 Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.03 Use of Discretion.

(a) No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a) or any other term or provision of this Section 12, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Parties thereof or (ii) that is, in the opinion of the Administrative Agent, in its sole and absolute discretion, contrary to any Loan Document, applicable Law or the best interests of the Administrative Agent or any of its Affiliates or Related Parties.

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12.04 Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Section 12 to the extent provided by the Administrative Agent.

12.05 Reliance and Liability.

(c) The Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(d) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and the Borrower hereby waives and shall not assert (and the Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the fraudulent conduct or behavior or gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of their Related Parties selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Party, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

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(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

12.06 Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting as the Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

12.07 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Parties or upon any document solely or in part because such document was transmitted by the Administrative Agent or any of its Related Parties, conducted its own independent investigation of the financial condition and affairs of each Obligor and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any Transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.08 Expenses; Indemnities.

(e) Each Lender agrees to reimburse the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by the Administrative Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

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(f) Each Lender further agrees to indemnify the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Obligor), from and against such Lender’s aggregate Proportionate Share of the liabilities (including Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Parties in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such Loan Document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Parties under or with respect to any of the foregoing; provided that no Lender shall be liable to the Administrative Agent or any of its Related Parties to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

12.09 Resignation of the Administrative Agent.

(g) At any time upon not less than five (5) Business Days prior written notice, the Administrative Agent may resign as the “Administrative Agent” hereunder, in whole or in part (in the sole and absolute discretion of the Administrative Agent), effective on the date set forth in such notice, which effective date shall not be less than five (5) Business Days following delivery of such notice. If the Administrative Agent delivers any such notice, the Majority Lenders shall have the right to appoint a successor to the Administrative Agent reasonably satisfactory to the Borrower; provided that if a successor to the Administrative Agent has not been appointed on or before the effectiveness of the resignation of the resigning Administrative Agent, then the resigning Administrative Agent may, on behalf of the Lenders, appoint any Person reasonably chosen by it as the successor to the Administrative Agent.

(h) Effective immediately upon its resignation, (i) the resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor to the Administrative Agent shall have accepted a valid appointment hereunder, (iii) the resigning Administrative Agent and its Related Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Administrative Agent was, or because the Administrative Agent had been, validly acting as the Administrative Agent under the Loan Documents or (y) any continuing duties such resigning Administrative Agent continues to perform, and (iv) subject to its rights under Section 12.04, the resigning Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as the Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Administrative Agent under the Loan Documents.

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12.10 Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of Section 12.10(b)(ii), release or subordinate) the following:

(i) any Subsidiary of the Borrower from its guaranty of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 8.11(a); and

(j) any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent) and (ii) all of the Collateral and all Obligors upon (w) termination of the Commitments, (x) payment and satisfaction in full of all Loans and all other Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made) that the Administrative Agent has been notified in writing are then due and payable, (y) deposit of cash collateral with respect to all contingent Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made), in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnified Party that is owed such Obligations, and (z) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Obligors, each in form and substance acceptable to the Administrative Agent.

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the Guarantees and Liens when and as directed in this Section 12.10.

12.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender so long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Section 12 and the decisions and actions of the Administrative Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (ii) each of the Administrative Agent and each Lender shall be entitled to act in its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

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SECTION 13

GUARANTEE

13.01 The Guarantee. The Subsidiary Guarantors hereby jointly and severally Guarantee to the Secured Parties the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations from time to time owing to the Secured Parties by the Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower or any other Obligor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02 Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower or any other Obligor under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other Guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other Loan Document, agreement or instrument referred to herein shall be waived or any other Guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

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(d) any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other Guarantee of, or security for, any of the Guaranteed Obligations.

13.03 Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

13.04 Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations (other than Warrant Obligations) and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their Guarantee in Section 13.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

13.05 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and the Secured Parties, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.

13.06 Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the Guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Secured Parties, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

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13.07 Continuing Guarantee. The Guarantee in this Section 13 is a continuing Guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate Law, or any state or federal bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Administrative Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 14
MISCELLANEOUS

14.01 No Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

14.02 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) or in the other Loan Documents shall be given or made in writing (including by telecopy or email) delivered, if to the Borrower, another Obligor, the Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

14.03 Expenses, Indemnification, Etc..

(a) Expenses. Each Obligor, jointly and severally, agrees to pay or reimburse (i) the Administrative Agent and the Lenders for all of their reasonable and documented out of pocket costs and expenses (including the reasonable fees, costs and expenses of Morrison & Foerster LLP, Chinese legal counsel and Bulgarian legal counsel, each acting as special counsel to the Administrative Agent and the Initial Lender), in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), and the Administrative Agent and the Lenders agree to apply the Expense Deposit to such costs and expenses, (y) post-closing costs (including, without limitation, costs and expenses associated with the maintenance and preservation of Liens and related rights in respect of the Collateral) and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) the Administrative Agent and the Lenders for all of their reasonable and documented out of pocket costs and expenses (including the fees and expenses of outside legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

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(b) Exculpation, Indemnification, etc.

(i) In no event shall the Administrative Agent, any Lender, any successor, transferee or assignee of the Administrative Agent or any Lender, or any of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors or controlling parties (each, an “Exculpated Party”) have any obligation or responsibility for (and the Obligors jointly and severally waive any claims they may have in respect of) any Loss, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans; provided that nothing in this clause (i) shall relieve any Obligor of any obligation such Obligor may have to indemnify an Indemnified Party, as provided in clause (ii) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Party by a third party. Each Obligor agrees, to the fullest extent permitted by applicable Law, that it will not assert, directly or indirectly, any Claim against any Exculpated Party with respect to any of the foregoing.

(ii) Each Obligor, jointly and severally, hereby indemnifies the Administrative Agent, the Lenders, and their respective successors, transferees or assigns and their Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the Transactions or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by the any Obligor, any of its Subsidiaries, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans.

14.04 Amendments, Etc.. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Loan Document may be modified or supplemented only by an instrument in writing signed by the Borrower, the Administrative Agent and the Majority Lenders; provided that:

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(k) any such modification or supplement that is disproportionately adverse to any Lender as compared to other Lenders or subjects any Lender to any additional obligation shall not be effective without the consent of such affected Lender;

(l) the consent of all of the Lenders directly affected thereby shall be required to:

(i) amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Document if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or any Commitment of any Lender, reduce the fees payable to any Lender hereunder, reduce interest rates or other amounts payable with respect to the Loans held by any Lender, extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans held by any Lender or extend the repayment dates of the Loans held by any Lender;

(ii) amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto other than pursuant to the terms hereof or thereof; or

(iii) amend this Section 14.04 or the definition of “Majority Lenders”.

(m) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Majority Lenders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof.

14.05 Successors and Assigns.

(a) General. The provisions of this Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns permitted hereby or thereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents without the prior written consent of the Administrative Agent. Any Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(f). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b) Assignments by Lender. Any Lender may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it) and the other Loan Documents; provided that (i) no such assignment shall be made to any Obligor, an Affiliate of any Obligor, or any employees or directors of any Obligor at any time and (ii) no such assignment shall be made without the prior written consent of the Administrative Agent. Subject to the recording thereof by the Lender pursuant to Section 14.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.05(e).

(c) Amendments to Loan Documents. Each of the Administrative Agent, the Lender, the Borrower and its Subsidiaries agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Administrative Agent, the Lender, the Borrower and such Subsidiaries, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register for the recordation of the name and address of any assignee of the Lender and the Commitment and outstanding principal amount of the Loans owing thereto (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or any Obligor or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection therewith. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 14.05(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5 (subject to the requirements and limitations therein including under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to Section 14.05(b); provided that such Participant agrees to be subject to the provisions of Section 5.03(h) as if it were an assignee under Section 14.05(b) above. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were the Lender.

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(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation.

(g) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other Loan Document to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

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14.06 Survival. The obligations of the Borrower under Sections 5.01, 5.02, 5.03, 14.03, 14.05, 14.09, 14.10, 14.11, 14.12, 14.13, 14.14 and 14.16, and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent Guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice (or other certificate required to be delivered hereunder at any time), herein or pursuant hereto shall survive the making of such representation and warranty.

14.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or .pdf signature) hereto or the other Loan Documents or to any other certificate, agreement or document related to any Loan Document or the Transactions, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.

14.09 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10 Jurisdiction, Service of Process and Venue.

(a) Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 14.10(a) is for the benefit of the Administrative Agent and the Lenders only and, as a result, no Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by any Law, the Lenders may take concurrent proceedings in any number of jurisdictions.

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(b) Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or the Lenders to serve any process or summons in any manner permitted by any applicable Law.

(c) Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by Law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by Law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

14.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12 Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to so claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

14.13 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH THE ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.14 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

14.15 No Fiduciary Relationship. The Borrower acknowledges that the Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

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14.16 Confidentiality. The Administrative Agent and each Lender agree to keep confidential all non-public information provided to them orally or in writing by any Obligor pursuant to this Agreement that is designated by such Obligor as confidential in accordance with its customary procedures for handling its own confidential information; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (i) to the Administrative Agent, any other Lender or, subject to an agreement to comply with the provisions of this Section 14.16, any Affiliate of a Lender or any Eligible Transferee or other assignee permitted under Section 14.05(b), (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates (collectively, its “Related Parties”), (iv) upon the request or demand of any Governmental Authority or any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Law, (vi) if requested or required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loan or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loan or (xi) to any other party hereto.

14.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Administrative Agent and the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

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14.18 Early Prepayment Fee . If the Loans are accelerated or otherwise become due prior to the Maturity Date, as a result of an Event of Default (including upon the occurrence of a Insolvency Proceeding (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Loans that becomes due and payable shall equal 100% of the principal amount of the Loans plus the applicable Early Prepayment Fee in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Loans accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Loans are accelerated or otherwise become due prior to the scheduled Maturity Date, in respect of any Event of Default (including upon the occurrence of a Insolvency Proceeding (including the acceleration of claims by operation of law)), the Early Prepayment Fee will also be due and payable on the date of such acceleration or such other prior due date as though the Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any such premium payable above shall be presumed to be the liquidated damages sustained by each Lender and each Obligor agrees that it is reasonable under the circumstances currently existing. THE OBLIGORS HEREBY, JOINTLY AND SEVERALLY, EXPRESSLY WAIVE (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE EARLY PREPAYMENT FEE. Each Obligor expressly agrees (to the fullest extent it may effectively do so) that: (i) the Early Prepayment Fee is reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Early Prepayment Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders and the Obligors giving specific consideration in this transaction for such agreement to pay the Early Prepayment Fee; and (iv) each Obligor shall be estopped hereafter from claiming differently than as agreed to in this Section.

14.19 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in US Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b) The obligations of the Obligors in respect of any sum due to the Administrative Agent hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Administrative Agent in Dollars, the Administrative Agent shall remit such excess to the Borrower.

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14.20 USA PATRIOT Act. The Administrative Agent and the Lenders hereby notify the Borrower and its Subsidiaries that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, they are required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of each of the Borrower and its Subsidiaries and other information that will allow such Person to identify the Borrower or such Subsidiary in accordance with the Patriot Act and the Beneficial Ownership Regulation.

14.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

APYX MEDICAL CORPORATION

By	/s/ Charles Goodwin
Name:	Charles Goodwin
Title:	Chief Executive Officer
Address for Notices:

SUBSIDIARY GUARANTORS:

APYX CHINA HOLDING CORP.

By	/s/ Tara Semb
Name:	Tara Semb
Title:	Chief Financial Officer

APYX BULGARIA EOOD

By	/s/ Charles Goodwin
Name:	Charles Goodwin
Title:	Managing Director

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INITIAL LENDER AND ADMINISTRATIVE AGENT:

PERCEPTIVE CREDIT HOLDINGS IV, LP

By Perceptive Credit Opportunities GP, LLC, its general partner

By:	/s/ Sandeep Dixit
	Name:	Sandeep Dixit
	Title:	Chief Credit Officer

By:	/s/ Sam Chawla
	Name:	Sam Chawla
	Title:	Portfolio Manager

Perceptive Credit Holdings IV, LP

c/o Perceptive Advisors LLC
51 Astor place, 10th floor
New York, NY 10003
Attn: Sandeep Dixit
Email: Sandeep@perceptivelife.com;

PFOCReporting@perceptivelife.com